     As filed with the Securities and Exchange Commission on January 18, 2001

                                                      Registration No. 333-47240

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                        Pre-effective Amendment No. 1 to


                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                  FINDWHAT.COM

             (Exact name of registrant as specified in its charter)


                NEVADA                                   7379                               88-0348835
    (State or other jurisdiction of          (Primary standard industrial                  (IRS employer
    incorporation or organization)              Classification number)                 identification number)
                                             ----------------------------

                               121 W. 27th Street
                            New York, New York 10001
                                 (212) 255-1500
          (Address and telephone number of principal executive offices)
                              --------------------
                               121 W. 27th Street
                            New York, New York 10001
                    (Address of principal place of business)
                              --------------------
                    Robert D. Brahms, Chief Executive Officer
                                  FindWhat.com
                               121 W. 27th Street
                            New York, New York 10001
                                 (212) 255-1500
            (Name, address and telephone number of agent for service)
                              --------------------

                                   Copies to:

                              John B. Pisaris, Esq.
                              M. Todd Taylor, Esq.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215
                          Telephone No. (614) 227-2000
                          Telecopier No. (614) 227-2100
                            jpisaris@porterwright.com
                            ttaylor@porterwright.com

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS


                                2,382,648 SHARES

                                  FINDWHAT.COM


                                  COMMON STOCK

                            ------------------------

      This prospectus may be used only by the stockholders listed under the section entitled "selling stockholders" in this prospectus for their resale of up to 2,382,648 shares of our common stock. The 2,382,648 shares are shares of our common stock held by these stockholders and shares which they will receive upon exercise of warrants or non-plan options. The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the NASDAQ SmallCap Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders.


      Our shares are traded on the Nasdaq SmallCap Market under the symbol "FWHT." On January 17, 2001, the last reported sale of our common stock on the Nasdaq SmallCap Market was $0.91 per share.


      YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

             The date of this prospectus is __________________, 2000

                                TABLE OF CONTENTS

                            ------------------------


PROSPECTUS SUMMARY...........................................................2

RISK FACTORS.................................................................4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........................13

USE OF PROCEEDS.............................................................14

PRICE RANGE OF COMMON STOCK.................................................15

DIVIDEND POLICY.............................................................15

DETERMINATION OF OFFERING PRICE.............................................16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS..........................17

BUSINESS....................................................................25

MANAGEMENT..................................................................34

SELLING STOCKHOLDERS........................................................43

PLAN OF DISTRIBUTION........................................................44

LEGAL MATTERS...............................................................45

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS...............................45

EXPERTS.....................................................................46

ADDITIONAL INFORMATION......................................................46

INDEX TO FINANCIAL STATEMENTS..............................................F-1



        We have pending United States federal applications with the Patent and Trademark Office for the marks F.A.S.T.(SM), SEARCH & WIN(SM), A BETTER SEARCH RESULT(SM), PAY FOR PLACEMENT(SM), FIND WHAT YOU'RE LOOKING FOR(SM), and FINDWHAT.COM(SM), as well as a Federal Registration for BE1ST(R). In addition, we use and have common law rights in the mark "FindWhat Advanced Search Technology."

                            ------------------------

                               PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the "Company," "we," "us," and "our," we mean FindWhat.com, a Nevada corporation, together with our subsidiaries and their respective predecessors. This prospectus contains forward-looking statements and information relating to FindWhat.com. See "Cautionary Note Regarding Forward Looking Statements" on page 14.

                                  FINDWHAT.COM

OUR BUSINESS

      We are a developer and marketer of performance-based advertising services for the Internet. Our clients pay us for each consumer we deliver to their web sites. Currently, we offer two proprietary services: FindWhat.com, a pay-for-position search engine, and BeFirst.com, a search engine optimization service. Our focus is to:

      -     drive qualified traffic to Internet web sites, and

      - ensure that Internet users find what they are looking for when "surfing the web."

Our services are designed to connect consumers who are most likely to purchase specific goods and services, to businesses that provide those goods and services.

OUR SERVICES

      The FindWhat.com search engine allows Internet users to enter a word, phrase or plain English query describing what they want. Our search engine then displays a selection of web sites related to that query. Advertisers can determine exactly where on the search results their web site link will appear for any given query through an open, automated bidding process. Advertisers submit bids for the amount they will pay for each consumer who clicks-through to their web sites. Advertisers can change their bids at any time. The highest bidder receives the first listing with all other bidders listed in descending bid order.

      Consumers access FindWhat.com's search results at our web site, www.findwhat.com, and at other web sites with which we have affiliate relationships. These affiliates include meta-search engines, which list FindWhat.com's search results along with results from several other search engines, and a network of web sites that either have integrated the FindWhat.com search engine into their sites or contain links that direct consumers to FindWhat.com's web site.

      Our FindWhat.com search engine is an e-commerce aggregator designed to improve the consumer search experience and link advertisers and consumers. We distinguish the FindWhat.com search engine from the "portal" search engine model
- used by such sites as AltaVista, Excite, and Yahoo - by presenting an extremely clean, uncluttered interface. Unlike portals, which seek to keep consumers within their web site to view multiple graphical advertisements, our search result pages load quickly and consist of a list of 25 results per page. The top results for any keyword search are those companies that are most likely to have what the consumer wants to find. Consequently, we believe our FindWhat.com search engine offers consumers fast, simple and direct search results. By eliminating extraneous content and advertising, we eliminate a portal's inherent conflict between assisting consumers to locate relevant information and attempting to keep them within the portal's web site. Like the Yellow Pages, the FindWhat.com search engine is a commercial search tool for people or businesses that are actively looking for information or for goods or services to purchase.

      Our BeFirst.com service, known as "search engine optimization," assists web sites to achieve higher placements in search results on over 300 third-party search engines. We are able to achieve this for our clients through our understanding of search engine algorithms and constant monitoring of search engine behavior. Our BeFirst.com service enhances the probability that our clients' web sites will appear in search results served in response to a consumer's inquiry on a particular keyword, as well as being placed higher in the ranking in such search results.

OUR HISTORY AND STRUCTURE

      We were organized under the laws of the State of Nevada under the name Collectibles America, Inc. in October 1995. We discontinued our business operations and transferred our assets to satisfy liabilities in 1997. In

June 1999, we acquired 1,000 shares of common stock of BeFirst Internet Corporation, which was organized under the laws of the State of Delaware in March 1998, representing all of its outstanding capital stock. These shares were acquired from the holders of such stock in exchange for our issuance to such stockholders of 8,750,000 shares of our common stock. As a result of the exchange of stock, the stockholders of BeFirst Internet Corporation acquired control of us and BeFirst Internet Corporation became our wholly owned subsidiary. We changed our corporate name to BeFirst.com at the time of the acquisition. In September 1999, we changed our corporate name to FindWhat.com. Our principal executive offices are located at 121 W. 27th Street, New York, New York 10001. Our telephone number is (212) 255-1500. Our principal Internet addresses are www.findwhat.com and www.befirst.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

                              --------------------

      Unless otherwise stated, the information in this prospectus does not give effect to


      - 2,329,646 shares reserved for issuance upon exercise of outstanding warrants and non-plan options with a weighted average exercise price of $3.71 per share, and

      - 1,548,713 shares reserved for issuance upon exercise of outstanding options under our stock incentive plan with a weighted average exercise price of $2.60 per share.

                                  THE OFFERING


Common stock offered by the
selling stockholders........................................  2,382,648 shares

Common stock outstanding
as of December 31, 2000.....................................  15,091,844 shares

Use of Proceeds.............................................  We will not receive any proceeds from the sale of the common stock.

Nasdaq SmallCap Market trading symbol.......................  FWHT

Risk Factors................................................  An investment in our common stock is highly speculative and involves a high degree of risk.
                                                              See "Risk Factors."

                                  RISK FACTORS

      An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock.

RISKS SPECIFIC TO FINDWHAT.COM

Our business is difficult to evaluate because we have a limited operating history and have only recently launched our FindWhat.com search engine.

      We began offering search engine optimization marketing services through our BeFirst.com service in March 1998, and in September 1999 we commercially launched FindWhat.com, our pay-for-position search engine. Accordingly, we have a limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success. An investor in our securities must consider the uncertainties, expenses and difficulties frequently encountered by companies such as ours that are in the early stages of development. Our operations may never generate significant revenues and we may never achieve profitable operations. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as e-commerce. To address these risks, we must, among other things:

      -     maintain and increase our client base;

      - implement and successfully execute our business and marketing strategy;

      -     continue to develop and upgrade our technology;

      -     continually update and improve our service offerings and features;

      -     provide superior customer service;

      -     respond to industry and competitive developments; and

      -     attract, retain and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition and results of operations would be materially and adversely affected.

We may not successfully commercialize our FindWhat.com search engine.

      We launched our FindWhat.com search engine in September 1999, and may not be able to successfully commercialize it, which would have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, upon widespread commercial introduction, we may find that our search engine will not be able to perform satisfactorily all of the functions for which it has been designed or that it is not reliable or durable in extensive applications.

We have limited marketing experience; the success of our FindWhat.com search engine is dependent upon our ability to establish online marketing relationships.

      We have limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. Our ability to generate revenue from our FindWhat.com search engine is dependent upon our ability to attract advertisers and generate traffic to our site. If we are unable to enter into additional agreements to generate significant traffic to our FindWhat.com web site on commercially acceptable terms, or are unable to implement successfully current agreements which drive traffic to the FindWhat.com web site, our operations may never generate significant revenues and we may never achieve profitable operations. Our failure to further develop our marketing capabilities and successfully market our products and services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our principal competitor may have patent rights which could prevent us from operating our FindWhat.com search engine in its present form.


      Our principal competitor, GoTo, has advised us of a pending patent application with respect to our current pay-for-position business model, but has refused to provide to us the details of its application. Accordingly, we have not been able to determine whether the operation of our FindWhat.com search engine would violate any proprietary rights of GoTo. Additionally, GoTo has announced its plans to acquire an issued patent that may apply to our current pay-for-position business model. However, we believe that the issued patent does not prohibit us from operating our current business. If a patent is issued to GoTo.com or another competitor which would interfere or prevent us from using the pay-for-position business model, or if the issued patent is found to be applicable to our current business model, our business, prospects, financial condition and results of operations could be materially and adversely affected. Moreover, although GoTo has indicated that it will monitor our activities, they have not commenced or threatened to commence any legal action against us. If we are required to participate in litigation we may not have the resources to fund the required litigation costs, which may adversely affect our business, prospects, financial condition and results of operations.

      In the event that the patent application of GoTo is approved and a patent is issued, or if the issued patent is found to be applicable to our current business model, we may be required to obtain a license to the covered intellectual property or substantially revise our business model in order to continue operations. We can offer no assurance that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently or at all.


We partially depend on third parties for certain software and Internet services for our FindWhat.com search engine.

      We partially depend on third-party software to operate our FindWhat.com search engine. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on our business, prospects, financial condition and results of operations. We also are dependent upon third parties to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that our FindWhat.com search engine can function properly and our FindWhat.com web site can handle current and anticipated traffic. We currently have contracts with Sprint, UUNet, KMC Telecom, @Work and Michigan Internet Communications Association for these services. Any restrictions or interruption in our connection to the Internet would have a material adverse effect on our business, prospects, financial condition and results of operations.

We rely on internally developed systems which may put us at a competitive disadvantage.

      We use internally developed systems for a portion of our search engine request processing software. We developed these systems primarily to increase the number of appropriate search results for each search request made on our web site and for customer service. A significant amount of manual effort may be required to update these systems if our competitors develop superior search methods. This manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our search request processing systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our search methods and support increased transaction volume, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

Our management team is relatively new; many of our employees have recently joined us and must be integrated into our operations.


      Some of our officers have no prior senior management experience in public companies. In three years we have grown to approximately 50 employees; our new employees include a number of key managerial, technical, financial, marketing and operations personnel who have not yet been fully integrated into our operations; and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations.


We may have difficulty attracting and retaining qualified, highly skilled personnel.

      We expect the expansion of our business to place a significant strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. We will need to attract and retain highly qualified, technical personnel in order to maintain and update our products and services and meet our business objectives. Competition for such personnel is intense. We may not be successful in attracting and retaining such qualified technical personnel on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary technical personnel, it would have a material and adverse effect on our business, prospects, financial condition and results of operations.

We depend on third parties to provide us with supplemental search data.

      In order to provide high quality search results in response to search queries by consumers, we display supplemental search results be displayed in addition to the search results paid for by our clients. Supplemental search data constitutes a very high percentage of the search results displayed by our FindWhat.com search engine. Although numerous alternatives are available, Inktomi Corporation is currently our sole source of supplemental search results displayed by FindWhat.com. Any disruption of supplemental search results services could have a material and adverse effect on our business, prospects, financial condition and results of operations.

Current capacity constraints may require us to expand our network infrastructure and customer support capabilities.

      Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of consumers and advertisers using our services. We may be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded customer base. Any such expansion will require us to make significant upfront expenditures for servers, routers, computer equipment and additional Internet and intranet equipment and to increase bandwidth for Internet connectivity. Any such expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business, prospects, financial condition and results of operations.

Our technical systems are vulnerable to interruption and damage.

      A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and "hackers" and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facility could cause material interruptions or delays in our business, loss of data or render us unable to provide services to customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruptions could cause interruptions in our service and web sites. The occurrence of any or all of these events could adversely affect our business, prospects, financial condition and results of operations.

We may be unable to obtain the Internet domain names that we hope to use.

      The Internet domain name we are using for our search engine web site is "FindWhat.com." We believe that this domain name is an extremely important part of our business. We may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to our own. Also, we may be unable to acquire or maintain desired and relevant domain names in all countries in which we will conduct business. In addition, there are other substantially similar domain names which are registered by companies which may compete with us. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs,

      -     we may lose business to a competitor,

      - have to adjust our advertising rates and service fees accordingly, and

      - some users of our services may have negative experiences with other companies on their web sites that those users erroneously associate with us.

We may be unable to promote and maintain our brands.

      We believe that establishing and maintaining the brand identities of our services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

      In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, prospects, financial condition and results of operations could be materially adversely affected. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

      Our intellectual property rights may not be protectable or of significant value in the future.

      We depend upon confidentiality agreements with certain of our employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements or produce patents and copyrights that would materially and adversely affect our business, prospects, financial condition, and results of operations.

      Legal standards relating to the validity, enforceability and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition and results of operations.

      We own a federal service mark registration for "Be1st." We have also filed an application to register "FindWhat.com" as a servicemark. If other companies also claim the words "Be1st" or "FindWhat.com," we may be required to become involved in litigation or incur additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.


      The process and technology we use to operate the FindWhat.com search engine is critical to the success of our business. In February 2000, we filed a patent application for our FindWhat.com search engine with the United States Patent and Trademark Office. This application is currently pending. Our patent application may be rejected and we may be unable to prevent third parties from infringing on our proprietary rights. Further, our principal competitor has filed a patent application which may cover our business model and has announced its plans to acquire an issued patent that may be applicable to our business model. See "Risk Factors - Our principal competitor may have patent rights which could prevent us from operating our FindWhat.com search engine in its present form."


      In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services. See "Risk Factors - We may be unable to promote and maintain our brands."

      Our current and future business activities may infringe upon the proprietary rights of others, and third parties may assert infringement claims against us. Any such claims and resulting litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Even if not meritorious, such claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention. In addition, this diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition and results of operations.

Providers of Internet search engines could act to impede the operation of our BeFirst service.

      The success of our BeFirst service depends on our ability to stay current with changes in search engine technologies. The providers of Internet search engines could alter the configuration of their search engines in new ways to make it more difficult for providers of optimization services to modify their systems to accommodate rapid changes in search engine technology. Our proprietary software programs track the historical patterns of change in the search engine technologies of various providers of Internet search engines. If these providers were to alter significantly and continually these historical patterns, and our software was unable to track effectively these changes, our ability to provide this service could be materially and adversely affected. The inability to provide this service could materially adversely effect our business, prospects, financial condition and results of operations.

We depend on the efforts of our key personnel.

      Our success is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of Craig A. Pisaris-Henderson, our President and Chief Technical Officer, Robert D. Brahms, our Chief Executive Officer, and Courtney P. Jones, Chairman of our Board of Directors. Currently, we do not have key person life insurance on Messrs. Pisaris-Henderson, Brahms or Jones and may be unable to obtain such insurance in the near future due to high cost or other reasons. We also do not have written employment agreements with any of these key personnel. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on one customer for a substantial portion of our BeFirst.com service revenue.

      A significant portion of our BeFirst.com service revenue has been derived from one customer, eBay. As a result, our net sales are concentrated and this customer accounted for approximately 30% of our revenue in 1999 and 10% in the first six months of 2000. We expect that we will continue to be dependent upon this customer for a significant portion of our BeFirst.com service revenue in the future. As a result of this customer concentration, our business, prospects, financial condition and results of operations could be materially adversely affected if this customer discontinues or curtails its use of our BeFirst.com service.

Our charter documents limit the liability of our directors and officers.

      Our articles of incorporation contain provisions which limit the personal liability of our directors and officers for monetary damages arising from a breach of their fiduciary duties as directors or officers. In addition, our by-laws require us to indemnify any person who is or was involved in any manner, or who is threatened to be involved, in any pending or completed action or proceeding, including a derivative action brought by us or in our name, by reason of the fact that such person is or was a director, officer, employee or agent of ours, or was serving at our request as an officer, director, employee or agent of another entity, enterprise or employee benefit plan, against all liabilities and expenses actually and reasonably incurred by such person in connection with any such action or proceeding. See "Management - Limitation on Liability and Indemnification Matters."

Our Articles of Incorporation authorize us to issue additional shares of stock.

      We are authorized to issue up to 50,000,000 shares of common stock which may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

      Our Articles of Incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could also impede a non-negotiated change in control.

We cannot predict our future capital needs and we may not be able to secure additional financing.


      Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. We will require additional financing to meet our anticipated liquidity needs over the next 12 months. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures, meet payment obligations to third parties, or satisfy the business obligations of our company, any of which could have a material adverse effect on our business, financial condition and results of operations. The sale of additional equity or other securities convertible into equity will result in additional dilution to existing stockholders. Our future liquidity and capital requirements will depend upon numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies or businesses. There can be no assurance that any anticipated or future financing arrangements will be available in amounts or on terms acceptable to us, if at all. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above.

We do not intend to pay future cash dividends.

      We currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. See "Dividend Policy."

As our current members of management are controlling stockholders, our stockholders may be unable to affect corporate activity without the support of these individuals.


      Currently, Craig A. Pisaris-Henderson, Robert D. Brahms and Courtney P. Jones collectively own approximately 44% of our outstanding common stock and, therefore, are able to exert significant influence on all matters requiring approval of our stockholders. Accordingly, our other stockholders may not be able to effect corporate action after this offering without the supporting vote or one or more of these individuals. See "Principal Stockholders."


The market price of our securities may be volatile.

      From time to time the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts' expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, litigation, changes in general conditions in the economy and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition and results of operations.

Significant additional dilution will occur if outstanding options and warrants are exercised.


      We also have outstanding stock options under our 1999 Stock Incentive Plan to purchase 1,548,713 shares of common stock at a weighted average exercise price of $2.60 and warrants and non-plan options to purchase 2,329,646 shares of common stock at a weighted average exercise price of $3.71 per share. To the extent these options or warrants are exercised, our stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.


We may have trouble maintaining our listing on the Nasdaq SmallCap Market.


      Under the currently effective criteria for continued listing of securities on the Nasdaq SmallCap Market, a company must maintain $4.0 million in market value, a minimum bid price of $1.00 per share and either (1) have net tangible assets of at least $2 million, (ii) have a market capitalization of $35 million, or (iii) have net income of at least $500,000 in two of the last three fiscal years. Due to the amount of our net tangible assets and the volatility of our stock price, from time to time we have not met the continued listing requirements. If we are unable to meet the standards for continued listing, or if formal action is taken by Nasdaq for our noncompliance with listing standards, our common stock could be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.


RISKS SPECIFIC TO OUR INDUSTRY

We face substantial and increasing competition.

      We may face increased pricing pressure for the sale of paid listings, advertisements and direct marketing opportunities, which could materially adversely affect our business, prospects, financial condition and results of operations. Our competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of our pay-for-position business model. See "Risk Factors - Our intellectual property rights may not be protectable or of significant value in the future." The market for Internet-based marketing services is relatively new, intensely competitive and rapidly changing. Since the advent of search engine optimization services on the Internet, the number of companies offering services similar to our BeFirst.com service has proliferated due to, among other reasons, the absence of substantial barriers to entry. This competition may further continue to intensify. Such increased competition may lead to reductions in market prices for web site optimization marketing and sales. Our principal competitors in our web site optimization business are Did-it.com and WebsiteResults.com, each of which may have a longer operating history, a larger customer base, greater brand recognition and may have greater financial, marketing and other resources than we have. Our principal competitor in the pay-for-position search engine aspect of our business is GoTo.com. We also compete against providers of web directories and search and information services, such as those provided by America Online, Excite, Yahoo and Alta Vista.

      Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, certain of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets will likely also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

      We have filed for one patent and have only a limited amount of other proprietary technology that would preclude or inhibit competitors from entering the paid listings market or the search engine optimization market.

Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide e-commerce services are relatively low. Therefore, we expect that we will continually face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses, notwithstanding non-competition agreements. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may not be able to adapt as the Internet, electronic commerce, Internet advertising and customer demands continue to evolve.

      We may not be able to adapt as the Internet, electronic commerce, Internet advertising and consumer demands continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition and results of operations. The Internet e-commerce and the Internet advertising industry are characterized by:

      -     rapid technological change;

      -     changes in user and customer requirements and preferences;

      - frequent new product and service introductions embodying new technologies; and

      - the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

Our success will depend, in part, on our ability to:

      - enhance and improve the responsiveness and functionality of our pay-for-position search engine;

      - license or develop technologies useful in our business on a timely basis, enhance our existing services and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers; and

      - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Internet security poses risks to our entire business.

      The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

Our future success will depend on continued growth in the use of the Internet.

      Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our advertising services and acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online services technologies, including security, reliability, cost, ease of use and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than we expect, or the Internet does not become a commercially viable marketplace, our business, prospects, financial condition and results of operations would be materially adversely affected.

The market for our services is uncertain and is still evolving.

      Internet marketing and advertising, in general, and advertising through priority placement in an Internet search engine, in particular, are at early stages of development, are evolving rapidly and are characterized by an increasing number of market entrants. Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. Rapid growth in the use of, and interest in, the Internet, the web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on our business, prospects, financial condition or results of operations.

Our future success will depend upon the continued development and maintenance of a viable Internet infrastructure.

      Our future success depends upon the continued development and maintenance of a viable Internet infrastructure to support the continued growth in Internet use. The public in general may not accept the Internet and other online services as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online retail and business to business services continue to experience significant growth in the number of users, their frequency of use or in their bandwidth requirements, the infrastructure for the Internet and online services may be unable to support the demands placed upon them. The maintenance and improvement of this infrastructure will require timely development of products, such as high-speed modems and communications equipment, to continue to provide reliable Internet access and improved content. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our products and services in particular. If the infrastructure for the Internet and other online services does not effectively support the growth that may occur, our business, prospects, financial condition and results of operations could be materially adversely affected.

We will need to keep pace with rapid technological change in the Internet search and advertising industries.

      In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing FindWhat.com search engine and BeFirst.com service which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology and systems. If we face material delays in introducing new services, products and enhancements, our users may forego the use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

We will need to continue to understand and keep pace with search engine technology.

      The success of our BeFirst.com service depends on our ability to understand search engine technology. Consequently, we will be required to remain current with any new technologies used in search engines, in order to continue to be able to provide our BeFirst.com service.

      We use internally developed proprietary systems for our BeFirst.com service. If we are unable to modify our systems to accommodate necessary changes in search engine technology which effect optimization, the result could be unanticipated disruptions, slower retail response times, impaired quality of optimization, degradation in customer service and delays in reporting accurate financial information. These events could result in a material adverse effect on our business, prospects, financial condition and results of operations.

Regulatory and legal uncertainties could harm our business.

      We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce. Due to the increasing popularity and use of the Internet and other online services, federal, state and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition and results of operations.


Implementation of our FindWhat.com service and our BeFirst.com service for some clients may infringe on intellectual property rights of others.

      In implementing our FindWhat.com service and our BeFirst.com service, we utilize promotional material generated by our clients and our editing staff to promote web sites. In the past, third parties have advised that the use of certain keywords in our FindWhat.com service and our search engine optimization services have infringed on their intellectual property rights. Although the terms and conditions of our services provide that our clients are responsible for infringement of intellectual property rights of others arising out of content on their web sites, if we become involved in disputes regarding intellectual property, these claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

      - general economic and business conditions, both nationally and in our markets,

      -     our history of losses,

      - our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

      -     our ability to implement our growth strategy,

      -     anticipated trends in our business,

      -     advances in technologies, and

      - other risk factors set forth under "Risk Factors" in this prospectus.

      In addition, in this prospectus, we use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify forward-looking statements.

      We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

      The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares. We may, however, receive the exercise price for any warrants which are exercised by the selling stockholders not utilizing the cashless exercise method. We will use any funds we receive for general working capital purposes.

                           PRICE RANGE OF COMMON STOCK

      Effective April 10, 2000 our common stock began trading on the Nasdaq SmallCap Market under the symbol "FWHT." From December 22, 1999 to April 7, 2000 our common stock traded on the OTC Bulletin Board under the symbol "FWHT." From October 7, 1999 to December 21, 1999, our common stock appeared in the National Quotation Bureau Inc.'s over-the-counter "pink sheets." From June 17, 1999 until October 7, 1999, our common stock traded on the OTC Bulletin Board under the symbol "FWHT." Prior to June 17, 1999, our common stock was listed under the symbol "CAMJ" and traded infrequently. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the Nasdaq SmallCap Market, the OTC Bulletin Board or the National Quotation Bureau Inc.'s over-the-counter "pink-sheets":



                QUARTER ENDED                                                              HIGH           LOW
                -------------                                                              ----           ----
March 31, 2001 (through January 17, 2001).........................................      $   1.00     $   0.593
December 31, 2000 ................................................................      $   2.5625   $   0.375
September 30, 2000................................................................      $   3.75     $   1.50
June 30, 2000.....................................................................      $  10.75     $   2.00
March 31, 2000....................................................................      $  18.25     $   5.375
December 31, 1999.................................................................      $   9.25     $   3.875
September 30, 1999................................................................      $   8.50     $   3.00
June 30, 1999 (beginning June 17, 1999)...........................................      $   7.25     $   5.00


      Such prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


      On January 8, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $0.75 per share. The number of record holders of our common stock was 161 as of December 31, 2000.


                                 DIVIDEND POLICY

      We currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant.

                         DETERMINATION OF OFFERING PRICE

      The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the NASDAQ SmallCap Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         This management's discussion and analysis of financial condition contains forward-looking statements, the accuracy of which involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This management's discussion and analysis also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of the Internet, Internet advertising and online commerce markets and spending. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this report. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons.

OVERVIEW

         We are a developer and marketer of performance-based advertising services for the Internet. Currently, we offer two proprietary services:
FindWhat.com, a pay-for-performance search engine and BeFirst.com, a search engine optimization service. Our focus is:

         -    to drive qualified traffic to Internet Web sites and
         - to ensure that Internet users find what they are looking for when "surfing the Web."

Our services are designed to connect consumers who are most likely to purchase specific goods and services to businesses that provide those specific goods and services.

         The FindWhat.com search engine, which launched in September 1999, allows Internet users to enter a word or phrase describing what they want, called a keyword or search word, and click on "Find." Our search engine then displays a selection of Web sites related to that keyword. Advertisers can determine where on the results page their Web site link will appear on any given keyword search through an open, automated bidding process. Advertisers submit bids for the amount they will pay for each consumer who clicks-through to their Web sites. Advertisers can change their bids at any time. The highest bidder receives the first listing with all other bidders listed in descending order. Each advertiser pays us the amount of its bid whenever a consumer clicks on the advertiser's listing in the FindWhat.com search results. Advertisers must pay for each click-through, so they bid only on keywords relevant to their offerings. We believe that the FindWhat.com search engine is an efficient system for advertisers - they pay only for prospects that come to their site. They can insure that those prospects are qualified by picking only those keywords that are most relevant to their business. Advertisers can choose exactly how much they are willing to pay per prospect, thereby maintaining precise control over the placement of their listings in the FindWhat.com search results and their cost of customer acquisition.

         While we only launched our FindWhat.com search engine in September 1999, we have made significant progress in growing the number of advertisers bidding to be listed on our search engine. As of September 30, 2000, advertisers had opened over 8,000 accounts, and had placed over 5.0 million bids on search keywords or key phrases, up from approximately 2,350 advertiser accounts and 1.4 million bids at the end of March 2000, and approximately 5,000 advertiser accounts and 3.2 million bids at the end of June 2000. FindWhat.com ended 1999 with approximately 1,200 advertiser accounts and 750,000 bids. It is important to note that some advertiser accounts are managed by advertising agencies, or other agents for multiple advertisers, which prefer to manage more than one advertiser in a single account, rather than open a separate account for each advertiser. As a result, we believe 8,000 advertiser accounts as of September 30, 2000 actually represent a larger number than 8,000 advertisers.

         We have also substantially increased the number of consumers accessing our search results and clicking on our paid listings. The number of searches accessing our database doubled to approximately 4.5 million per day in the third quarter of 2000, up form more than 2.2 million per day in the second quarter of 2000 and 525,000 in the first quarter of 2000. For the quarter ending September 30, 2000, the FindWhat.com search engine had approximately 5.6 million paid click-throughs with an average price per paid click-through of $0.11, up from approximately 3.8 million paid click-throughs with an average price per paid click-through of $0.07 in the second quarter of 2000, and approximately 1.2 million paid click-throughs with an average price per paid click-through of

$0.06 in the first quarter of 2000. In all of 1999, the FindWhat.com search engine had approximately 35,000 paid click-throughs.

         The FindWhat.com search engine generates revenue consisting of search listing paid click-through fees and banner advertising. For the year ended December 31, 1999, revenue from the FindWhat.com search engine was immaterial. In order to generate significant revenues, we must continue to increase substantially the number of advertisers we service and the volume of click-throughs to our clients' Web sites. FindWhat.com search listing paid click-through revenue is determined by multiplying the number of click-throughs on paid search results by the amounts bid for applicable keywords. Search listing paid click-through revenue is recognized when earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with us or collection is probable. FindWhat.com banner advertisement revenue is recognized when earned under the terms of the contractual arrangement with the advertiser or advertising agency, provided that collection is probable.

         We believe that our FindWhat.com search engine will be more attractive to advertisers as more consumers access our listings while searching the Internet, and our paid listings will be more relevant to consumers as more advertisers bid for placement in our search results. A significant component of our expenses consists of costs incurred to attract consumers to our search listings. To date, we have primarily attracted consumers through our affiliates, who list some or all of our search listings on their Web sites, as well as through marketing to attract consumers to our Web site, including radio and outdoor advertising as well as advertising on the Internet. We expect to continue to rely upon these sources for a significant proportion of consumer searches conducted on our service. Our future success is dependent upon reducing our consumer acquisition costs and increasing the revenue we derive from this traffic. In order to significantly increase revenues we will be required to incur a significant expansion of our operations, including hiring additional management and staff. These actual and proposed increases in marketing and personnel will significantly increase our operating expenses.

         Our BeFirst.com search engine optimization service generates revenue from initial set-up fees charged to new clients and from click-through fees our clients pay for consumers who get to their Web sites as a result of our efforts. BeFirst.com set-up fee charges are recognized at the time a new client signs up for the service and pays such fee. BeFirst.com click-through fees are determined by multiplying the number of click-throughs to a client's Web sites as a result of our efforts by the amount we charge per click-through. BeFirst.com's clients include eBay and Avenue A.

         We were organized under the laws of the State of Nevada under the name Collectibles America, Inc. in October 1995. We discontinued our business operations and transferred our assets to satisfy liabilities in 1997. In June 1999, we acquired 1,000 shares of common stock of BeFirst Internet Corporation, which was organized under the laws of the State of Delaware in March 1998, representing all of its outstanding capital stock. These shares were acquired from the holders of such stock in exchange for our issuance to such stockholders of 8,750,000 shares of our common stock. As the result of such exchange of stock, the stockholders of BeFirst Internet Corporation acquired control of us and BeFirst Internet Corporation became our wholly owned subsidiary. We changed our corporate name to BeFirst.com at the time of the acquisition. Therefore, the following discussion is a discussion of the business of BeFirst Internet Corporation through the time of the acquisition. In September 1999, we changed our corporate name to FindWhat.com.

         We have a limited operating history. We began offering our BeFirst.com service in March 1998. Our FindWhat.com search engine was commercially launched in September 1999, but generated immaterial revenues in the fiscal year ended December 31, 1999. Our services have achieved only limited market acceptance to date. Our limited operating history and the uncertain nature of the markets we address or intend to address make prediction of our future results of operations difficult. Our operations may never generate significant revenues and we may never achieve profitable operations.


RESULTS OF OPERATIONS

         Our fiscal year runs from January 1 through December 31. We began offering our BeFirst.com(SM) search engine optimization service in March 1998 and we commercially launched our FindWhat.com(SM) search engine in

September 1999. As a result of these factors, comparisons between the three and nine months ended September 30, 2000 and the three and nine months ended September 30, 1999 have limited meaning.


THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

         REVENUE

         Revenue for the three months ended September 30, 2000 increased to $716,697 compared to $112,925 for the three months ended September 30, 1999. Revenue for the nine months ended September 30, 2000 increased to $1,307,225 compared to $330,429 for the nine months ended September 30, 1999. The increase was primarily the result of revenue from the FindWhat.com search engine, which was commercially launched in September 1999 and which did not generate revenue during the first nine months of 1999. Revenue from the FindWhat.com search engine represented approximately 85% of total revenue for the three months ended September 30, 2000, and approximately 72% of total revenue for the nine months ended September 30, 2000. We expect that revenue from the FindWhat.com search engine will represent an increasing percentage of total revenue in future periods.

         COST OF REVENUES

         Cost of revenues consists primarily of costs associated with designing and maintaining our Web sites and providing the BeFirst.com service, fees paid to outside service providers like Inktomi that provide our unpaid listings, credit card processing fees, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with maintaining our Web sites include salaries of related personnel, depreciation of Web site equipment, co-location charges for our Web site equipment and software license fees. Costs associated with providing the BeFirst.com service include salaries of related personnel, payments to consultants, and Web site domain registration expenses for clients.

         Cost of revenues increased to $313,287 for the three months ended September 30, 2000 from $247,975 for the three months ended September 30, 1999. Cost of revenues was $724,751 for the nine months ended September 30, 2000, compared to $304,419 for the nine months ended September 30, 1999. The increase was primarily due to the launch of the FindWhat.com search engine in September 1999. We anticipate cost of revenues will continue to increase as our traffic and number of advertisers increase.

         OPERATING EXPENSES

         Sales and Marketing. Sales and marketing expenses consist primarily of:

         - revenue-sharing or other arrangements with our FindWhat.com affiliates,

         - advertising expenditures for the FindWhat.com search engine, such as radio, outdoor and banner advertising campaigns and sponsorships,

         - promotional expenditures, including proprietary contests to attract consumers to the FindWhat.com Web site and sponsorships of seminars, trade shows and expos,

         - tele-marketing and other expenses to attract advertisers to our services,

         -    fees to marketing and public relations firms, and

         - payroll and related expenses for personnel engaged in marketing, customer service and sales functions.

With the exception of sales personnel salaries, most of our sales and marketing expenses relate to the FindWhat.com search engine.

         Our sales and marketing expense was $3,953,677 for the three months ended September 30, 2000 compared to $89,399 for the three months ended September 30, 1999. Sales and marketing expense was $8,945,084 for the nine months ended September 30, 2000 compared to $161,162 for the nine months ended September 30, 1999. Until June 30, 1999, an affiliate employed our sales force and we reimbursed the affiliate by paying a commission. As of July 1, 1999, the members of our sales force became our direct employees. The increase in sales and marketing expense was related primarily to an increase in sales force compensation due to hiring our sales force directly and expanding the number of marketing, customer service, and sales employees, along with expenses not incurred during the nine months ended September 30, 1999, including spending to advertise and promote the

FindWhat.com search engine, costs to attract advertisers to our services, fees to our public relations firm, and revenue-sharing and other fees paid to affiliates. Revenue-sharing and other fees paid to affiliates represents the largest component of our operating expenses. We have issued shares of common stock or warrants to purchase shares of common stock to several of our advertising vendors and affiliates in lieu of cash payments. We record non-cash charges over the terms of our contracts with these vendors and affiliates. These non-cash charges, along with non-cash stock compensation expense, totaled $3,421,748 for the three months ended September 30, 2000, and $7,318,550 for the nine months ended September 30, 2000, consisting primarily of warrant grants to our largest affiliate, Go2Net, Inc., as well as stock grants to national outdoor and radio companies for billboards and radio commercial time during the period, and option grants to individuals who have assisted us with relationships with affiliates and media companies. We did not have any non-cash charges for the nine months ended September 30, 1999, except for $38,300 in non-cash stock option compensation expense, which was expensed in the month of June 1999. We believe that continued investment in sales and marketing, including attracting consumers and advertisers to utilize the FindWhat.com search engine and attracting affiliates to display our search engine's results, is critical to attaining our strategic objectives. As a result, we expect these costs to continue increasing in the future.

         General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel; costs related to leasing, maintaining and operating our facilities; insurance; recruiting fees; bad debt; fees for professional services, including consulting, legal, and accounting fees; expenses and fees associated with the reporting and other obligations of a public company; travel costs; depreciation of furniture and equipment for non-technical employees; non-cash stock compensation expense for the issuance of stock and stock options to non-employees, and other general corporate expenses; as well as fees to affiliates which provide office space and other general and administrative services. Our Chairman and our Chief Executive Officer did not receive salaries until July 1, 1999. General and administrative expenses increased to $727,070 for the three months ended September 30, 2000 from $414,537 for the three months ended September 30, 1999. General and administrative expenses increased to $2,754,638 for the nine months ended September 30, 2000 from $721,001 for the nine months ended September 30, 1999. The increase in general and administrative expenses was primarily due to increases in administrative and executive headcount and salaries along with related expenses associated with the hiring of personnel; increased rent, insurance and professional services; increased costs associated with being a public company, including the cost of investor public relations and the cost of directors' and officers' liability insurance expense; increases in general corporate expenses; increased non-cash stock compensation expense; increased depreciation; and increased services provided by our affiliates. We have issued shares of common stock or warrants to purchase shares of common stock to several of our general and administrative service providers in lieu of cash payments. We record non-cash charges over the terms of our contracts with these service providers or at the time they are engaged. These non-cash charges, along with non-cash stock compensation expense, totaled $66,124 for the three months ended September 30, 2000, and $189,405 for the nine months ended September 30, 2000, consisting primarily of warrant and option grants to financial advisors and an investor public relations firm. We also recorded $217,580 in other non-cash stock option compensation expense for the nine months ended September 30, 2000, which was expensed in the month of January 2000. We did not have any such non-cash charges for the nine months ended September 30, 1999, except for $172,700 in non-cash stock option compensation expense, which was expensed in the month of June 1999. We expect general and administrative expenses to continue to increase as we expand our staff and incur additional costs related to the growth of our business and compliance with the reporting obligations of a public company.

         Product Development. Product development expenses consist primarily of payroll and related expenses for personnel responsible for development of features and functionality for our FindWhat.com and BeFirst.com services, consulting fees to a technical consultant, depreciation for related equipment, and license fees for software used in product development. Product development was $102,925 for the three months ended September 30, 2000 compared to $39,500 for the three months ended September 30, 1999. Product development was $355,133 for the nine months ended September 30, 2000 compared to $100,808 for the nine months ended September 30, 1999. The increase was a result of increases in compensation expense, as well as expenses not incurred during the nine months ended September 30, 1999, including technical consulting services and depreciation. In November 1999, we issued shares of common stock to a technical consultant. As a result, we recorded $46,875 in non-cash product development charges for the three months ended September 30, 2000 and $140,625 in non-cash product development charges for the nine months ended September 30, 2000. We believe that continued investment in product development is critical to attaining our strategic objectives and as a result, expect product development expenses to continue increasing in the future.

         INTEREST INCOME, NET

         Interest income, net, consists primarily of earnings on our cash and cash equivalents, net of interest expense attributable to equipment leases and any taxes. Net interest income was $4,588 for the three months ended September 30, 2000 compared to $27,977 for the three months ended September 30, 1999. The decrease in our interest income was due to lower average cash and cash equivalent balances, and interest payments on capital leases. Net interest income was $36,279 for the nine months ended September 30, 2000 compared to $31,918 for the nine months ended September 30, 1999. The increase was primarily due to an increase in our average cash and cash equivalent balances offset by interest payments on capital leases. Our interest expense during the first nine months of 2000 consisted of interest on leases of computer, telephone and copier equipment. We did not have interest expense during the first nine months of 1999.

         NET LOSS

         As a result of the factors described above, we incurred a net loss of $4,375,674 for the three months ended September 30, 2000 compared to a net loss of $650,509 for the three months ended September 30, 1999. The net loss for the three months ended September 30, 2000 included $3,534,747 of non-cash stock option compensation expense and non-cash charges described above (there were no similar non-cash charges for the three months ended September 30, 1999). Without these non-cash charges, our net loss for the three months ended September 30, 2000 would have been $840,927. We incurred a net loss of $11,436,102 for the nine months ended September 30, 2000 compared to a net loss of $925,043 for the nine months ended September 30, 1999. The net loss for the nine months ended September 30, 2000 included $7,866,160 of non-cash stock option compensation expense and non-cash charges described above, compared to $211,000 in similar non-cash charges for the nine months ended September 30, 1999. Without these non-cash charges, our net loss would have been $3,569,942 for the nine months ended September 30, 2000 and $714,043 for the nine months ended September 30, 1999.


YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM INCEPTION (MARCH 27, 1998) TO DECEMBER 31, 1998

      Revenue

      Revenue for the year ended December 31, 1999 increased to $451,509 compared to $58,818 for the period from inception (March 27, 1998) to December 31, 1998 as a result of growth in demand for our BeFirst.com service. Revenue from the FindWhat.com search engine was immaterial in 1999. We expect that FindWhat.com search listing paid click-through revenue and banner advertisement revenue will represent an increasing percentage of total revenue in future periods.

      Cost of Revenues

      Cost of revenues consists primarily of costs associated with designing and maintaining our web sites, providing the BeFirst.com service, fees paid to outside service providers like Inktomi that provide our unpaid listings, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with maintaining our web sites include salaries of related personnel, depreciation of web site equipment, co-location charges for our web site equipment and software license fees. Costs associated with providing the BeFirst.com service include salaries of related personnel and web site domain registration expenses for clients. Cost of revenues increased to $394,402 for the year ended December 31, 1999 from $36,837 for the period from inception (March 27, 1998) to December 31, 1998. The increase was primarily due to the launch of the FindWhat.com search engine in September 1999 and the growth of our BeFirst.com service, including an increase in personnel associated with providing the BeFirst.com service. We anticipate cost of revenues will continue to increase as our traffic and number of advertisers increase.

      Operating Expenses

      Sales and Marketing. Sales and marketing expenses consist primarily of:

      - advertising expenditures for the FindWhat.com search engine, such as radio, outdoor and banner advertising campaigns and sponsorships,

      - promotional expenditures, including proprietary contests to attract consumers to the FindWhat.com web site and sponsorships of industry seminars,

      - revenue-sharing or other arrangements with our FindWhat.com affiliates,

      - fees to an affiliate which provided our sales force and other marketing services in 1999,

      -     fees to marketing and public relations firms, and

      - payroll and related expenses for personnel engaged in marketing, customer service and sales functions.

With the exception of certain sales personnel salaries, most of our sales and marketing expenses relate to the FindWhat.com search engine.

      Advertising expenditures include campaigns for the FindWhat.com search engine in New York City and Los Angeles on local radio stations and billboards paid for with cash, as well as transactions in which we have exchanged shares of our restricted common stock for advertising. In November 1999, we issued 41,750 shares of common stock in exchange for outdoor advertising. The term of the contract was four months, and we recorded $40,445 in non-cash advertising charges for the year ended December 31, 1999. The remainder of $121,335 was deferred and will be expensed over the term of the contract. In January 2000, we announced an equity investment by Beasley Broadcast Group, Inc., a national radio broadcasting company. We sold 600,000 shares of common stock, representing approximately 4.8% of our then outstanding capital stock, in exchange for $3.0 million, reflected by a promissory note. The outstanding amount due under the promissory note may be offset by the purchase price of advertisements placed by us on Beasley's radio stations, as well as online links and promotions across Beasley's media properties. We will record a non-cash advertising charge of $4,425,000 over the two-year term of the contract.

      Promotional expenditures include the Search & Win $1 million Internet sweepstakes game on our search engine web site, which began on December 16, 1999.

      Our agreements with affiliate web sites take different formats. Some agreements with web sites provide that we pay these web sites to direct traffic to our FindWhat.com search engine through online links placed on their sites or banner advertisements promoting our search engine on their sites. In addition, we have revenue-sharing agreements with affiliate web sites which integrate our search results into their web sites. The results are displayed without requiring a web surfer to leave the affiliate's web site. We also have revenue-sharing contracts with web sites called meta-search engines which list our search results together with results from other search engines. These contracts provide that our search results are included in the aggregated search offerings on these sites. These contracts with other web sites are typically short term, generally expiring within a year or less. Our costs for traffic under these contracts vary widely and are generally incurred on a click-through basis where we pay for each consumer who clicks through to our service, or where we share the click-through revenue we derive from a consumer who clicks through directly to one of our advertiser's web sites.

      Our sales and marketing expense was $369,086 for the year ended December 31, 1999. We did not incur any sales and marketing expense prior to 1999. Our 1999 sales and marketing expense was related primarily to the launch of the FindWhat.com search engine in September 1999 and increased sales efforts related to our BeFirst.com service. Until June 30, 1999, an affiliate employed our sales force and we reimbursed the affiliate by paying a commission. As of July 1, 1999, the members of our sales force became our direct employees. We believe that continued investment in sales and marketing, including attracting consumers and advertisers to utilize the FindWhat.com search engine, is critical to attaining our strategic objectives and as a result, expect these costs to continue increasing in the future.

      General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel; facilities; insurance; professional services, including consulting, legal, and accounting fees; expenses and fees associated with the reporting and other obligations of a public company; travel and other general corporate expenses, as well as fees to affiliates which provide office space and other general and administrative services. Until July 1, 1999, our Chairman, Chief Executive Officer, and President/Chief Technology Officer did not receive salaries. General and administrative expenses increased to $1,472,287 for the year ended December 31, 1999 from $44,146 for the period from inception (March 27, 1998) to December 31, 1998. These increases were primarily due to increases in administrative headcount and related expenses associated with the hiring of personnel, increased professional services, increased services provided by our affiliates, executive officer salaries, which were not incurred prior to July 1, 1999, and costs associated with being a public company beginning in June 1999, including the cost of directors' and officers' liability insurance expense. In December 1999, we issued options for the purchase of 68,750 shares of common stock to an investor public relations firm. The term of the contract was five and one-half months, and we recorded $36,094 in non-cash general and administrative charges for the year ended December 31, 1999. The remainder of $108,281 was deferred and will be expensed over the term of the contract. We expect general and administrative expenses to continue to increase as we expand our staff and incur additional costs related to the growth of our business and compliance with the reporting obligations of a public company.

      Product Development. Product development expenses consist primarily of payroll and related expenses for personnel responsible for development of features and functionality for our BeFirst.com and FindWhat.com services, license fees for software used in product development and depreciation for related equipment, and consulting fees to a technical consultant. Product development increased to $54,058 for the year ended December 31, 1999 from $45,000 for the period from inception (March 27, 1998) to December 31, 1998, as a result of technical consulting services related to the development of the FindWhat.com search engine and offset by a slight decrease in compensation expense. In November 1999, we issued 50,000 shares of common stock to a technical consultant, who became a member of our Board of Directors in December 1999. The term of the contract is for one year, and we recorded $15,625 in non-cash technical consulting charges for the year ended December 31, 1999. The remainder of $171,875 was deferred and will be expensed over the term of the contract. We believe that continued investment in product development is critical to attaining our strategic objectives and as a result, expect product development expenses to continue increasing in the future.

      Interest Income, Net

      Interest income, net, consists primarily of earnings on our cash and cash equivalents, net of interest expense attributable to equipment leases and any taxes. Net interest income was $48,657 for the year ended December 31, 1999. We did not earn any interest income or incur any interest expense prior to 1999. Our 1999 interest income was primarily due to an increase in our average cash and cash equivalent balances following the receipt of funds from our June 1999 private placement of common stock.

      Net Loss

      As a result of the factors described above, our net loss increased to $1,789,667 for the year ended December 31, 1999 from $67,165 for the period from inception (March 27, 1998) to December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES


         We have historically satisfied our cash requirements primarily through private placements of equity securities and the reliance on affiliated businesses owned by our executive officers. Through September 2000, we have raised $7.1 million through private equity financings. To date, space and support services in New York City have been provided to us by WPI Advertising, Inc., an affiliate of our Chief Executive Officer, Robert D. Brahms. We have been billed for these services at competitive rates.

         Net cash used in operating activities totaled approximately $2,608,408 for the nine months ended September 30, 2000. The net cash used in the nine months ended September 30, 2000 was primarily attributable to cash used in marketing and sales efforts as well as for general and administrative and product development expenses, partially offset by decreases in accounts receivable, other assets, and amounts owed to affiliates, and increases in accounts payable, deferred income, and non-cash charges, including non-cash stock option compensation.

         Net cash used in investing activities totaled approximately $672,583 for the nine months ended September 30, 2000, and consisted of capital expenditures for equipment.

         Net cash provided by financing activities totaled approximately $4,572,243 for the nine months ended September 30, 2000. In February 2000, the Company completed a private placement of our common stock with an accredited investor. The Company issued 500,000 shares of common stock for $4.00 per share and received gross proceeds of $2.0 million. We also issued the investor 125,000 warrants to purchase our common stock at an exercise price of $5.50 per share. In September, the Company completed private placements of our common stock with accredited investors. The Company issued 1,302,500 shares of common stock for $2.00 per share and received gross proceeds of $2.6 million. We also issued to the investors 1,302,500 warrants to purchase our common stock at a weighted average exercise price of $2.78 per share

         Our principal sources of liquidity consisted of approximately $2.2 million of cash and cash equivalents as of September 30, 2000. Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. We will require additional financing to meet our anticipated liquidity needs over the next 12 months. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures, meet payment obligations to third parties, or satisfy the business obligations of our company, any of which could have a material adverse effect on our business, financial condition and results of operations. The sale of additional equity or other securities convertible into equity will result in additional dilution to existing stockholders. Our future liquidity and capital requirements will depend upon numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies or businesses. There can be no assurance that any anticipated or future financing arrangements will be available in amounts or on terms acceptable to us, if at all. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above.

                                    BUSINESS

OVERVIEW

      We are a developer and marketer of performance-based advertising services for the Internet. Our clients pay us for each consumer we deliver to their web sites. Currently, we offer two proprietary services: FindWhat.com, a pay-for-position search engine and BeFirst.com, a search engine optimization service. Our focus is to:

-     drive qualified traffic to Internet web sites, and

- ensure that Internet users find what they are looking for when "surfing the web."

Our services are designed to connect consumers who are most likely to purchase specific goods and services to businesses that provide those goods and services.

      The FindWhat.com search engine allows Internet users to enter a word, phrase or plain english query describing what they want to locate on the Internet. Our search engine then displays a selection of web sites related to that query. Advertisers can determine exactly where on the results page their web site link will appear for any given query. This is accomplished through an open, automated bidding process. Advertisers submit bids for the amount they will pay for each consumer who clicks-through to their web sites. The highest bidder receives the first listing with all other bidders listed in descending bid order. We have entered into relationships with Go2Net, LinkShare Corporation, Beasley Broadcasting and Inktomi.

      Our FindWhat.com search listing paid click-through revenue is determined by multiplying the number of click-throughs on paid search results by the amounts bid for applicable keywords. Our banner advertising revenue is earned under the terms of our contractual arrangements with advertisers or advertising agencies.

      Our BeFirst.com service, known as "search engine optimization," assists web sites to achieve higher placements on search results on over 300 third-party search engines. We are able to achieve this for our clients through our understanding of search engine algorithms and constant monitoring of search engine behavior. Our BeFirst.com service enhances the probability that our clients' web sites will appear in search results served in response to a consumer's inquiry on a particular keyword, as well as being placed higher in the ranking in the search results. Our BeFirst.com service currently derives revenue from two sources: set-up fees charged to new clients and a per-click-through charge for each consumer the service generates for a client's web site. Our BeFirst.com clients include eBay and Avenue A.

      We were organized under the laws of the State of Nevada under the name Collectibles America, Inc. in October 1995. We discontinued our business operations and transferred our assets to satisfy liabilities in 1997. In June 1999, we acquired 1,000 shares of common stock of BeFirst Internet Corporation, which was organized under the laws of the State of Delaware in March 1998, representing all of its outstanding capital stock. These shares were acquired from the holders in exchange for our issuance of 8,750,000 shares of our common stock. As a result of the exchange of stock, the stockholders of BeFirst Internet Corporation acquired control of us and BeFirst Internet Corporation became our wholly owned subsidiary. We changed our corporate name to BeFirst.com at the time of the acquisition. In September 1999, we changed our corporate name to FindWhat.com. At the time of our acquisition of BeFirst Internet Corporation, it had been in the business of developing and offering web site optimization services to Internet advertisers.

INDUSTRY OVERVIEW

      Use of the Internet and online advertising expenditures are experiencing rapid growth, especially performance-based advertising. Forrester Research predicts that performance-based online advertising spending in the United States will increase from an estimated $421 million, or 15% of total United States online advertising spending, in 1999 to an estimated $11.8 billion, or over 50% of total United States online advertising spending, in 2004. Internet advertisers rely on web sites providing web directories or "search engines" as one of the means of supplying an audience for their web sites and advertising messages. These search engines enable consumers to search the Internet for a listing of web sites matching a descriptive word or phrase and offer advertisers exposure to the Internet audience. In order to attract and keep users, many of these search engines have evolved into "portals" that deliver a vast array of content and services.

      Internet user's unmet search requirements. Portals attempt to increase the number of page views per visit and the duration of visits to their sites in order to maximize graphical advertising opportunities. Increasing the length of time a visitor spends on the portal's web site creates a conflict of interest between the consumer's desire to find what they are looking for in a quick and efficient manner, and the objectives of the portal. Additionally, the process for assigning results to user queries by traditional search engines may generate irrelevant results. Search engines that use technology based on invisible or descriptive tags are prone to post irrelevant and unassociated results because web site operators are free to tag their sites with irrelevant search terms to attract additional customer attention at low cost.

      Ineffectiveness of traditional Internet advertising. Traditional Internet advertising primarily is in the form of banner or sponsorship advertising, which is typically priced with advertisers paying for viewers. Advertising with portals is typically expensive and available only to relatively large advertisers, which limits the number of Internet advertising opportunities. We believe the pay-per-view model does not efficiently exploit the advertising potential and accountability of the Internet because advertisers are paying for viewers who may not be interested in their products or services. We believe that over time, advertisers will increasingly shift their online advertising expenditures toward the pay-for-performance model.

      Lack of convergence between effective e-commerce and search engines. We believe that there is increasing frustration and discontent among consumers concerning the lack of comprehensive information regarding offers of consumer products and services by existing Internet search engines. Additionally, we believe that advertisers are looking for alternatives to traditional Internet advertising. This presents a market opportunity for the FindWhat.com search engine, which is designed as an e-commerce aggregator to improve the consumer search experience and more efficiently link advertisers with their target consumers.

THE FINDWHAT.COM SOLUTION

      FindWhat.com

      FindWhat.com is designed as an e-commerce aggregator to improve the consumer search experience and link advertisers and consumers. We distinguish the FindWhat.com search engine from the "portal" search engine model - used by such sites as AltaVista, Excite, and Yahoo - by presenting an extremely clean, uncluttered interface. Unlike portals, which seek to keep consumers within their web site and have multiple graphical advertisements, our search result pages load quickly and consist of a list of 25 results per page. The top results for any keyword search are those companies that are most likely to have what the consumer wants to find. Consequently, we believe our FindWhat.com search engine offers consumers fast, simple and direct search results. By eliminating extraneous content and advertising, we eliminate a portal's inherent conflict between assisting consumers to locate relevant information and attempting to keep them within the portal's web site. Like the Yellow Pages, the FindWhat.com search engine is a commercial search tool for people or businesses that are actively looking for information or for goods or services to purchase.

THE FINDWHAT.COM SEARCH ENGINE

      Search results on the FindWhat.com search engine are rank-ordered through a competitive bidding process in which each advertiser's bid represents the amount it will pay us for each consumer click-through. The advertiser with the highest bid is listed first in the search results, with the remaining advertisers appearing in descending order. Because advertisers must pay for each click-through to their web site, we believe that they select and bid only on those search words or phrases which are most relevant to their business offerings. We also employ editors and an automated editing program to insure that advertisers do not bid on irrelevant keywords.

BENEFITS FOR CONSUMERS

      A better search result. We believe that the pay-for-performance model delivers a better and more relevant search result to Internet consumers, because companies actively promoting and selling the desired goods and services are positioned first in the results listings.


      A robust database. As of December 31, 2000, more than 11,500 Web site publishers and their advertising agencies have opened accounts with us and have placed over 9 million bids on search keywords or key phrases. Additionally, not only do our search results deliver web sites that bid for position, the search is supplemented by Inktomi's robust database. Inktomi is an independent supplier that is not allied with any one search engine or portal.


      Ease of use. The FindWhat.com search engine focuses on delivering an easy-to-use, uncluttered interface that delivers a faster response with less confusion. The FindWhat.com site is particularly easy to navigate for the novice web user.

BENEFITS TO ADVERTISERS

      Delivery of the target market. The FindWhat.com pay-for-performance search engine enables marketers to target their message directly at the consumers who are shopping for products or services in their category. They accomplish this precise targeting of qualified prospects by paying to reach consumers who have typed in keywords or phrases that relate to their product and service offerings.

      Control. The advertiser maintains control over their listing in the FindWhat.com search results. Our clients can access their account and change or edit their company or product description at any time. We believe this capability is particularly useful to advertisers when they are running promotions or are featuring certain seasonal or holiday items or services.

      Ease of use. The FindWhat.com search engine advertiser interface is easy to access and use. Advertisers can establish an account directly online with no human intervention, or they can access a customer service representative via e-mail or a toll-free number.

      Reasonable start-up costs. Barriers to opening an account with the FindWhat.com search engine are low. Any company with a web site can utilize the FindWhat.com search engine. Participation in the system requires a minimum bid deposit of $25. The account is then charged for each consumer who clicks through to the bidder's web site. The minimum starting bid for a specific keyword search result is $0.01.

      Efficiency and accountability. The FindWhat.com search engine brings efficiency and accountability to the purchase of Internet advertising and addresses what we believe is the most common objection marketers have when considering any advertising expenditure - knowing what they are getting for their money. Advertisers can pick all of the keywords that are relevant to their business, bidding the most for those that are most relevant and bidding less for those that are more distantly related to their core products.

      Pay for performance only. With the FindWhat.com search engine, advertisers are confident that they are not wasting their advertising dollars because they pay only for the prospects who come to their site. We believe the pay-per-click model delivers exactly the type of accountability advertisers are seeking.

      Evaluation. With our open automated bidding system, advertisers can evaluate the value of paying for a premium position. The search results page shows advertisers what their competitors are bidding for their positions and allows them to make competing bids. The bidding for key words is automated in real time, so that results are instantaneous.

POPULAR CATEGORY KEY WORD BIDS

      We also offer advertisers the opportunity to bid on popular category keywords on our FindWhat.com search engine. These popular category topics present quick access choices for consumers who have not refined their search enough to type in a keyword that defines a narrow topic.

BANNER ADVERTISING ON FINDWHAT.COM

      In addition to the pay-for-performance bidding system, we offer opportunities to advertisers to buy traditional banner ad placements. Advertisers can choose from highly targeted placements, based on major search categories like travel or music, or run-of-site banners. Keyword-specific banners and run-of-site banners appear at the top of the search result pages and at the top of the information pages. There is no paid advertising on the FindWhat.com home page.

      BeFirst.com

      Another service we offer to meet the needs of Internet e-commerce businesses is our BeFirst.com service, known as "search engine optimization," which assists web sites to achieve placement in search results on over 300 third-party search engines. The purpose of our BeFirst.com service is to increase the volume of traffic relevant to each client's business by enhancing the probability that our clients' web sites will appear in search results served in response to a consumer's inquiry on a particular keyword, as well as being placed higher in the ranking in such search results.

      In providing search engine optimization services, our technical staff analyzes the client's web site, including its main goals and objectives. We then focus on enhancing the probability that the web site will appear in a list of results in response to a consumer's inquiry on a number of popular search engines.

      The goal is a higher ranking on the search results list. The methods we use for a particular client might include providing suggestions as to how source codes in a client's web site should be restructured or modified to increase relevancy rankings. Additionally, we may create a new web site consisting of the client's desired promotional information which we submit to search engines. When a user clicks on a listing based on the web site created by us, the user is automatically forwarded to the client's main web site.

      We believe that our BeFirst.com search engine optimization service is unique because each client's objectives are assessed on an individual basis, generating customized programs in an industry where standard "one size fits all" models typically prevail. Moreover, our BeFirst.com service seeks to optimize a client's site on up to 300 search engines, directories and online yellow pages, while other search optimization services generally limit their optimization techniques to a smaller number of search engines. Our BeFirst.com clients include eBay and Avenue A. A significant portion of our BeFirst.com service revenue has been derived from one customer, Ebay. As a result, our net sales are concentrated and this customer accounted for approximately 30% of our revenue in 1999 and 10% of our revenue in the first six months of 2000. We expect that we will continue to be dependent upon this customer for a significant portion of our BeFirst.com service revenue in the future.

STRATEGY

INCREASE NUMBER OF ADVERTISERS

      We recruit advertisers to utilize our services primarily through direct sales efforts. Our sales staff targets e-commerce businesses and advertisers who they locate through online and offline research. Our sales staff usually contacts potential advertisers directly, utilizing telemarketing and e-mail. If warranted, our sales staff makes personal sales calls. Additionally, we sponsor trade shows in which we believe potential advertisers will be exposed to our services.

INCREASE TRAFFIC

      Affiliate partnerships. Our online affiliate partnerships enable us to link our advertisers to consumers who may not otherwise use the FindWhat.com search engine. We have agreements with Go2Net, and several other meta-search engines to include our search listings on their web sites. We also plan to develop affiliate relationships with other heavily trafficked sites, browsers, community portals and Internet service providers. Central to our Internet-based marketing is an additional affiliate program that allows other web sites to place the FindWhat.com search interface on their web pages in the form of small boxes or banners. This affiliate program drives traffic to the FindWhat.com site and also functions as an online branding program, by placing the FindWhat.com logo on numerous sites around the web. Affiliates generate revenue either on a per search basis or through revenue sharing on paid click-throughs.

      Traditional media strategies. We utilize traditional media strategies to generate unique users for the FindWhat.com search engine. To build brand awareness with consumers and drive traffic to the FindWhat.com web site, we use offline media including: public relations, telemarketing, radio and outdoor advertising in key markets. We believe offline media has proven to be highly effective for online media companies. Our online advertising includes targeted e-mail, banners and our affiliate program. See "Sales and Marketing."

INCREASE REVENUE

      Our objective is to expand advertiser participation and increase business and consumer transactions through our FindWhat.com search engine. We believe that if we build a solid foundation of active bidders and users, we will stimulate growth which should increase the efficiency of our service. A large and active base of advertisers will enable us to generate more relevant search results for consumers, which in turn should increase the number of consumers utilizing our services and clicking through on bidded results.

SALES & MARKETING

      Our sales and marketing efforts are coordinated from our New York and Los Angeles offices. We currently employ seven full-time sales representatives. All of our representatives are compensated with salaries and performance-based bonuses. Our representatives report to supervisors and have direct communication with our Chief Executive Officer, who oversees our sales and marketing efforts.

CONSUMER AND BUSINESS USERS

      We target online consumers who are actively shopping for goods and services or looking for information. To build brand awareness with consumers and drive traffic to the FindWhat.com web site, we use offline media including: public relations, telemarketing, radio and outdoor advertising in key markets. We believe offline media has proven to be highly effective for online media companies. Our online advertising includes targeted e-mail, banners and the affiliate program.

      - Radio: Radio is our primary consumer advertising vehicle. By focusing on delivering the media message by region, we are attempting to create the perception that FindWhat.com is a major online presence in the selected market. We believe that radio is a highly effective medium for reaching Internet users.

      - Outdoor Advertising: We have run outdoor (billboard) campaigns in New York and Los Angeles in selected high traffic locations. We intend to continue our outdoor campaigns as we believe that outdoor advertising represents a highly effective medium for branding the FindWhat.com search engine.

      - Online Advertising: We operate an online banner campaign to promote FindWhat.com and our million dollar sweepstakes, featuring a "search and win" promotion.

      - Million Dollar Sweepstakes: Starting December 1999, we implemented a daily million dollar sweepstakes. Registered consumers have a chance to win $1 million in a daily online sweepstakes. We believe the million dollar sweepstakes provides an incentive to visit and experience the FindWhat.com search engine repeatedly. A personalized e-mail greeting welcomes consumers back each time. The sweepstakes has been arranged through a third party provider that guarantees payment of the sweepstakes prize.

      - Public Relations: We have engaged the services of a public relations firm to exploit our contests and other media activities.

ADVERTISERS

FindWhat.com search engine

      We believe businesses that become FindWhat.com search engine advertisers are those who are particularly interested in taking advantage of the growth of e-commerce by driving motivated consumers to their web sites. Our program to attract advertising clients includes:

      - Direct sales: Our sales staff targets companies with highly visible web-based promotional programs and advertisers who are using competitive services.

      - Business-oriented advertising: Because the barriers to opening an account with the FindWhat.com search engine service are low, virtually any company with a web site can use our service. To reach this larger market, we have supplemented our direct-sales program with an advertising campaign in business-oriented media.

      - Online promotion: Our online promotional program includes banner advertisements and preferred placement on search engines.

      - Trade Shows: We participate and sponsor industry trade shows, such as the Internet Search Engine Expo held in San Francisco in November 1999 and in New York in March 2000. We intend to participate in additional trade shows that attract advertisers and affiliates throughout the year.

      - Customer service: To eliminate any perceived barriers to doing business with us, we attempt to deliver excellent customer service. We believe that superior customer service adds an extra level of value.

BEFIRST.COM

      To obtain advertising clients for our BeFirst.com service, our sales force uses direct phone and Internet selling to a target client list culled from the large number of advertisers placing banner advertising on the top search service web sites as well as smaller advertisers placing advertisements on more targeted web sites. We anticipate that we will hire additional sales staff in order to increase the direct queries made to potential clients. We also intend to retain additional personnel or hire third party contractors to assist in data entry and technical aspects of our service so that we may service an increased client base.

REVENUE MODEL

      We generate revenue from:

            -     paid click-throughs on the FindWhat.com search engine,

            -     banner advertising on the FindWhat.com search results pages,

            -     set-up fees on our BeFirst.com service, and

            -     click-through fees for BeFirst.com service.

      FindWhat.com search listing paid click-throughs.

      Our FindWhat.com search listing paid click-through revenue is determined by multiplying the number of click-throughs on paid search results by the amounts bid for applicable keywords. Paid click-through revenue is earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with us or collection is probable.

      FindWhat.com banner advertising.

      Our banner advertising revenue is earned under the terms of our contractual arrangements with the advertiser or advertising agency, which generally provide for a fee for each click-thru on the banner advertisement.

      BeFirst.com set-up fees.

      We charge each new client a one-time fee for the search engine optimization services to be performed by us for that client.

      BeFirst.com click-through fees.

      Click-through rates are negotiated and generally vary based on the client's industry and the frequency with which words or phrases related to that industry are searched. The negotiated click-through rate is applied to the actual number of consumers clicking on the various search engine placements established by the BeFirst.com service on behalf of a client.

CUSTOMERS


      The FindWhat.com search engine had more than 11,500 accounts opened as of December 31, 2000. With an open automated bidding system, advertisers can evaluate the value to their company of paying for a premium position. They can see listed on the search results page exactly what their competitors are bidding for their positions and can outbid them, if they like. The auction is automated in real time, so results are instantaneous.


KEY RELATIONSHIPS

      Inktomi. We have an agreement with Inktomi Corporation, a data information provider, to provide supplemental search results for the FindWhat.com search engine so that consumers will receive comprehensive search results in response to their search queries. Utilizing Inktomi's database of web sites, we can display search results in addition to the listings paid for by our advertisers.

      Go2Net, Inc. We have entered into an agreement with Go2Net, Inc. to post our search results on their Dogpile and MetaCrawler meta-search services. Go2Net is one of the Internet's leading networks, providing consumer services, business services and enabling services. Go2Net offers through the world wide web a network of branded properties and aggregated content in the categories of search and directory, personal finance, multi-player games, small business services and e-commerce solutions. Pursuant to our agreement, we issued Go2Net a warrant to purchase 725,000 shares of our common stock, which has subsequently been adjusted pursuant to anti-dilution provisions to 804,459 shares.


      LinkShare. We launched an affiliate marketing program with LinkShare Corporation (www.linkshare.com) in early December 1999. This program offers web sites that are members of the LinkShare Network an opportunity to offer a link on their sites to our FindWhat.com search engine. LinkShare manages a network where merchants and affiliates may create an online marketplace, refer customers to each other, and place a value on that traffic.

      Beasley Broadcasting Group, Inc. We sold 600,000 shares of common stock to Beasley for $3.0 million, reflected by a promissory note. The outstanding amount due under the promissory note may be offset by the purchase price of advertisements placed by us on Beasley's radio stations, as well as online links and promotions across Beasley's media properties. After giving effect to Beasley's pending acquisitions in New Orleans and Las Vegas, Beasley will own and operate stations in eleven markets in the United States. These markets include Atlanta, Philadelphia, Boston and Miami-Ft. Lauderdale.

COMPETITION

FindWhat.com

      We compete with portals, pure search engines, and pay-for-performance search engines.

-     Portals

              - Yahoo!           - AOL            - GO                - iWon
              - Excite           - MSN            - AltaVista         - About
              - Netscape         - Lycos          - Snap


-     Pure search engines

              - Google                - Northern Light           - LookSmart
              - DirectHits            - HotBot                   - WebCrawler


-     Pay-for-performance search engines

              - GoTo                            - RocketLinks
              - Sprinks                         - Kanoodle


      In addition, other companies may offer directly competing services in the future. Most providers of web directories, search engines and information services offer additional features and content that we have elected not to offer. We also compete with traditional off-line media such as television, radio and print for a share of advertising budgets.

BEFIRST.COM

      We compete on the basis of our ability to anticipate changes in search engine technologies. We also seek to optimize our client's web sites for up to 300 search engines, directories and on-line "yellow pages," while we believe that our competitors typically focus on only the top 10 search engines.

      Since the advent of search engine optimization services on the Internet, the number of companies offering such services has proliferated due to, among other reasons, the absence of substantial barriers to entry. This competition may continue to intensify. Such increased competition may lead to reductions in market prices for search engine optimization marketing and sales.

      While we do not believe that any one competitor or group of competitors is dominant in the search engine optimization business, our principal competitors are:

      -     Did-it.com

      -     WebsiteResult.com

      Most of our current and potential competitors for our FindWhat.com search engine and our BeFirst.com service have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in search engine requirements and to devote greater resources to the development, promotion and sale of their services than we can. Accordingly, we may not be able to compete successfully against our current or future competitors.

TECHNOLOGY AND OPERATIONS

      We believe high traffic Internet search engines / portals require a fast, reliable and secure infrastructure that can be easily expanded to maintain acceptable response times under the stress of growth. However, most new companies operate under considerable resource constraints that usually hinder the construction of networks that are fast, reliable and secure. We believe that while we have operated under the constraints of a new company, we have managed to create an infrastructure that provides us with a platform from which to grow our business.

      We believe our current infrastructure and operating environment are suitably sized and designed to give consumers, advertisers and affiliates a positive feeling about their interaction with the FindWhat.com site. The physical components of our infrastructure are comprised of equipment made by industry-leading manufacturers including Cisco and Intel. The software being used to power the FindWhat.com site is a combination of industry standard commercial software and our internally developed proprietary software. We believe that given the solid mix of industry standard equipment and software we are positioned to sustain the effects of considerable growth.

      We have provided for FindWhat.com web site backup services through mica.net (Michigan Internet Communication Association). We believe we have the necessary co-located hardware at mica.net to replicate the FindWhat.com web site should an interruption of service at our primary facility occur. This equipment includes servers that could be used to replicate web servers, DNS servers and Database servers.

      In February 2000 we introduced a new technology called F.A.S.T. (FindWhat Advanced Search Technology.) F.A.S.T. is designed to read most simple plain English queries and, utilizing programmed intelligence, deliver relevant search results from the FindWhat.com proprietary database. F.A.S.T. was implemented to deliver more refined search results to FindWhat.com users and to give FindWhat.com advertisers more site traffic. F.A.S.T. processes what the Findwhat.com user queries, then interprets the query based on intelligence programmed into the FindWhat.com system. F.A.S.T. interprets the query by comparing it to keywords purchased by advertisers and delivers what we believe will be a relevant outcome for the user.

      Early in our development, we placed a firewall between the outside world and our service. As currently configured, our firewall provides the ability to block out any traffic that is not required to operate the FindWhat.com web service.

INTELLECTUAL PROPERTY

      We have pending United States federal applications with the Patent and Trademark Office for the marks F.A.S.T.(SM), SEARCH & WIN(SM), A BETTER SEARCH RESULT(SM), PAY FOR PLACEMENT(SM), FIND WHAT YOU'RE LOOKING FOR(SM), and FINDWHAT.COM(SM), as well as a Federal Registration for BE1ST(R). In addition, we use and have common law rights in the mark "FindWhat Advanced Search Technology." In February 2000, we filed a patent application for our FindWhat.com search engine with the U.S. Patent and Trademark Office. This application is currently pending.

      While we rely on trade secrets and confidentiality provisions to protect our intellectual property, we also use a license from Inktomi as well as standard licenses contained in software we use, such as software supplied by Microsoft, in offering our web site search engine.

      We are not dependent on any third-party technology or service mark licenses in connection with our search engine optimization business. However, we do rely upon common law trade secrets, proprietary technology and confidentiality principles to protect our intellectual property rights.

      We have adopted a policy of requiring our employees and consultants to execute confidentiality agreements when they commence employment or are employed by us. These agreements generally provide that all confidential information developed or made known to employees and consultants during the course of their relationship with us is not to be disclosed to third parties, except under specific circumstances described in these agreements. In the case of employees, the agreements provide that inventions conceived by employees in the course of employment will be our exclusive property.

      The material risks associated with our intellectual property rights are discussed above under "Risk Factors."

REGULATIONS

      Governmental Regulations

      We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that various laws and regulations may be adopted with respect to the Internet, covering issues such as taxation, user privacy and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating and making recommendations to Congress regarding the taxation of sales by means of the Internet. The adoption of any such laws or regulations upon the recommendation of this Advisory Committee or otherwise may decrease the growth of the Internet, which could in turn decrease the demand for our products or services, our cost of doing business or otherwise have an adverse effect on our business, prospectus, financial condition, or results of operations. Moreover, the applicability to the Internet of existing laws governing issues, such as property ownership, libel and personal privacy is uncertain. Future federal or state legislation or regulations could have a material adverse effect on our business, prospects, financial conditions and results of operations.

FACILITIES

      We have an executive, administrative and sales office in New York City, an executive and marketing office in Los Angeles and an executive, administrative and technical facility in Fort Myers, Florida.

EMPLOYEES


      We currently have approximately 47 employees, including our executive officers. We have approximately fourteen employees in sales and marketing, twenty-four in technical and customer service, five in administration and four executive officers. In addition, WPI Advertising, an affiliate of one of our executive officers, currently supplies us with certain services, including office space and additional staff support.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS AND DIRECTORS

      Our executive officers and directors, their ages, and their positions with us are as follows:



                    NAME                      AGE                         POSITION
                    ----                      ---                         --------
Courtney P. Jones......................       41           Chairman of Board of Directors and a Director
Craig A. Pisaris-Henderson.............       31           President,  Chief  Technology  Officer,  Secretary and a
                                                           Director
Robert D. Brahms.......................       42           Chief Executive Officer, Treasurer and a Director
Phillip R. Thune.......................       30           Chief Operating Officer and Chief Financial Officer
Peter Neumann..........................       36           Vice President-Business Development
Lee S. Simonson........................       51           Director
David M. Medinis.......................       42           Director
Kenneth E. Christensen.................       44           Director
Martin Berger..........................       41           Director


      The following is certain summary information with respect to the directors and executive officers of FindWhat.com.

      Courtney P. Jones has served as our Chairman of the Board of Directors and as one of our directors since we acquired BeFirst Internet Corporation in June 1999. Prior to that time, he served as the President and as a director of BeFirst, which is now our wholly-owned subsidiary, from its inception in March 1998. From November 1993 through February 2000, he served as President and a director of V-Lite Video Corporation, a direct marketing production and distributing company.

      Craig A. Pisaris-Henderson has served as our President, Secretary and Chief Technology Officer and as one of our directors since we acquired BeFirst Internet Corporation in June 1999. Prior to that time he served as the Vice President and Secretary and a director of BeFirst from its inception in March 1998. He served as President and Chief Executive Officer of Internet Services International, Inc. and its predecessor, H.E. Internet Services (founded under the name Henderson Enterprises) from 1993 to May 1999. Since May 1999, he has served as Chairman of the Board of Directors, President and Chief Executive Officer of E-troop.com., a provider of business-to-business multimedia Internet content, web site design and distribution services.

      Robert D. Brahms has served as our Chief Executive Officer and Treasurer and as one of our directors since we acquired BeFirst in June 1999. Prior to that time, he served as a Vice President and Treasurer and as a director of BeFirst Internet Corporation from its inception in May 1998. Mr. Brahms has served as the President, Chief Executive Officer and director of WPI Advertising since it was founded in 1986. WPI is a general advertising firm and sales representative firm for other advertising media, including print and Internet.


      Phillip R. Thune has served as our Chief Operating Officer since November 28, 2000 and as our Chief Financial Officer since April 2000. From 1996 to April 2000, he served as the Chief Financial Officer and a Director of Broadcasting Partners Holdings, L.P., which had controlling equity positions in five platform companies operating 38 radio stations in eleven markets. The stations were sold to Citadel Communications Corporation in April 2000. Prior to Broadcasting Partners Holdings, Mr. Thune worked in the Media & Communications group of Alex Brown & Sons' investment banking division, and was Vice President of Corporate Development and Strategic Planning for Broadcasting Partners, Inc., a publicly traded radio broadcasting company that merged with AMFM, Inc. (formerly Evergreen Media) in 1995.


      Peter Neumann has served as our Vice President - Marketing since April 2000. From August 1999 to April 2000, Mr. Neumann served as the Manager Business Development Search and Directory of Go2Net, Inc., a leading Internet network which provides consumer services, business services and enabling services. Prior to joining Go2Net, Inc. and beginning in February 1997, Mr. Neumann was in sales for Design Intelligence, a software development publishing company. From February 1995 to February 1997, Mr. Neumann served as the Manager and Chef of Vicino Bistro in Seattle, Washington.


      David M. Medinis has served as one of our directors since December 1999. Mr. Medinis has been an independent consultant since January 2001. Prior to January 2001, he served as President of Monitor Systems, Inc., an enterprise resource planning and e-commerce software company primarily serving the automotive industry, since 1989.

      Lee S. Simonson is an independent consultant. From 1996 to April 2000, he served as Chairman and Chief Executive Officer of Broadcasting Partners Holdings, L.P., which had controlling equity positions in five platform companies operating 38 radio stations in eleven markets. The stations were sold to Citadel Communications Corporation in April 2000. Prior to Broadcasting Partners Holdings, Mr. Simonson was co-founder, and served as Vice Chairman and Chief Operating Officer, of Broadcasting Partners, Inc., a publicly traded radio broadcasting company that merged with AMFM, Inc. (formerly Evergreen Media) in 1995.


      Kenneth E. Christensen has been an independent consultant since January 2001. Prior to January 2001, he was the Vice President/General Manager of Viacom Broadcasting's "STAR 98.7", "B100.3" and KFI/KOST Los Angeles, based radio stations. Mr. Christensen joined Viacom Broadcasting in August 1995. Prior to joining Viacom Broadcasting, Mr. Christensen was the General Sales Manager of KFI/KOST/KACE for Cox Broadcasting in Los Angeles, a position he held since May 1992.


      Martin Berger is a Managing Member of McCann Real Equities Development LLC, a position he has held since 1997. From 1989 to 1997 Mr. Berger served as a Director of McCann Real Equities Development. McCann Real Equities Development is a real estate finance and development company.

STRUCTURE OF OUR BOARD OF DIRECTORS

      Directors are elected for a period of one year and serve until the next annual meeting at which their successors are duly elected by the stockholders. Officers and other employees serve at the will of the board of directors. There are currently no arrangements or understandings regarding the length of time each director is to serve in such a capacity. During our fiscal year ended December 31, 1999, our Board of Directors held one meeting and took written action an additional 16 times by written consent.

POTENTIAL CONFLICTS OF INTEREST

      Mr. Brahms is involved in the ownership of other businesses, although such businesses do not compete with our business. As such, even though he currently devotes more than 40 hours per week to our business, he may have future conflicts of interest in the allocation of his business time which may have an adverse affect on our business and operations.

COMMITTEES OF THE BOARD OF DIRECTORS

      In February 2000, our board of directors created an audit committee, which is currently comprised of Messrs. Simonson, Christensen and Berger. The audit committee is responsible for reviewing the results of the audit engagement with the independent auditors; reviewing the adequacy, scope, and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full board of directors.

EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation paid to our Chief Executive Officer, Chairman of the Board and our President and Chief Technology Officer. No other of our executive officers earned combined salary and bonus exceeding $100,000 for 1999.


                                                   SUMMARY COMPENSATION TABLE


                                                                                    LONG TERM
                                                     ANNUAL COMPENSATION          COMPENSATION
                                                     -------------------          -------------
          NAME AND             FISCAL YEAR ENDED                                                         ALL OTHER
     PRINCIPAL POSITION          DECEMBER 31,        SALARY        BONUS           OPTIONS (#)         COMPENSATION
     ------------------        -----------------     ------        -----           -----------         ------------
Robert D. Brahms                     1999            $64,615 (1)   $20,000            122,667              0
Chief Executive Officer

Courtney P. Jones                    1999            $64,615 (1)   $20,000            125,667              0
Chairman of the Board

Craig A. Pisaris-Henderson           1999            $87,615 (1)   $20,000            130,667              0
President and Chief
Technology Officer

---------------
(1) From March 27, 1998 (the date of BeFirst's inception) through June 30, 1999, none of our executive officers received compensation. Effective January 2000, the annual base Salary for Messrs. Brahms, Jones and Pisaris-Henderson was increased to $180,000.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides certain information regarding stock options granted during 1999 to each of the executive officers named in the Summary Compensation Table.


                                           INDIVIDUAL GRANTS
                             -----------------------------------------------     POTENTIAL REALIZABLE VALUE
                                          % OF TOTAL                             AT ASSUMED ANNUAL RATES
                                           OPTIONS                               OF STOCK PRICE APPRECIATION
                               OPTIONS    GRANTED TO   EXERCISE                      FOR OPTION TERM(1)
                               GRANTED   EMPLOYEES IN   PRICE     EXPIRATION     ----------------------------
     NAME                        (a)     FISCAL YEAR   ($/SHARE)     DATE        0%($)     5%($)      10%($)
--------------------------   ---------   -----------   ---------  ----------     -----     -----      -------
Robert D. Brahms               122,667     17.0%         $2.20     06/17/04       $0       $74,559    $164,757

Courtney P. Jones              125,667     17.4%         $2.20     06/17/04       $0       $76,383    $168,786

Craig A. Pisaris-Henderson     130,667     18.1%         $2.20     06/17/04       $0       $79,422    $175,502

---------------
(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by us pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of our common stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of our common stock. The column headed "0%($)" is included to illustrate that the options were granted at fair market value and option holders will not recognize any gain without an increase in the stock price.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

      The following table provides certain information regarding the exercise of stock options during 1999, and the number and value of stock options held by the executive officers named in the Summary Compensation Table as of December 31, 1999.


                         SHARES                                                          VALUE OF UNEXERCISED
                        ACQUIRED                        NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS AT
                          ON            VALUE        OPTIONS AT FISCAL YEAR END          FISCAL YEAR END ($)(1)
                        EXERCISE       REALIZED    -----------------------------   -----------------------------
        NAME              (#)            ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------  -----------    ----------   ------------   --------------   -------------  --------------
Courtney P. Jones          0             $0         122,667           0              $711,469         $0

Robert D. Brahms           0             $0         125,667           0              $728,869         $0

Craig A.
Pisaris-Henderson          0             $0         130,667           0              $757,869         $0

---------------
(1) Represents the total gain which would have been realized if all in-the-money options held at fiscal year-end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year-end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

DIRECTORS' COMPENSATION

      Directors who are our employees do not receive any compensation for services as directors. David Medinis has not received any compensation for his services as a director. Messrs. Christensen and Simonson each received an option to purchase 10,000 shares of our common stock on February 14, 2000 with a purchase price of $5.50 per share vesting on the first anniversary of the date of grant. Mr. Berger received an option to purchase 10,000 shares of our common stock on April 25, 2000 with a purchase price of $5.8125 per share vesting on the first anniversary of the date of grant.

1999 STOCK INCENTIVE PLAN

      In June 1999, we adopted our 1999 Stock Incentive Plan. Pursuant to this Plan, we may grant options to purchase up to an aggregate of 1,975,000 shares of common stock to our key employees, officers, directors, consultants and other agents and advisors. Awards under this Plan will consist of stock options, both non-qualified options and options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards.

      The Plan is administered by our board of directors, which may determine the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including vesting, subject to the provisions of the Plan.

      The exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock. The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by a grantee during any calendar year may not exceed $100,000. Non-qualified stock options granted under the Plan may be granted at a price determined by our board of directors, which may not be less than the fair market value per share of our common stock on the date of grant.

      No stock option may be transferred by an optionee other than by will or by the laws of descent and distribution or, if permitted, pursuant to a qualified domestic relations order, and during the lifetime of the optionee, the option will be exercisable only by the optionee. In the event of termination of employment by reason of death, the optionee's estate will have no more than one year after such termination during which the optionee's estate shall be entitled to exercise the options, unless otherwise determined by the board of directors. In the event of termination of employment by reason of disability, the optionee will have no more than three years after termination to exercise the options, or until the end of the stated term of the option, which ever period is shorter, unless otherwise determined by the board of directors. In the event of termination of employment by reason of retirement, the optionee will have no more than three years after termination to exercise the options, or until the end of the stated term of the option, whichever period is shorter, unless otherwise determined by the board of directors. Upon termination of employment by us without cause, the optionee's options remain exercisable for a period of six months from the date of the termination or until the expiration of the stated term of the option, whichever period is shorter.

      We may grant options under the plan within ten years from the effective date of the plan. The effective date of this plan is June 3, 1999. Options and awards granted on or prior to ten anniversary of the effective date may extend beyond that date.

      Any unexercised options that expire, are forfeited or that terminate for any reason become available again for issuance under the plan.

      The Plan also contains certain change in control provisions which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d), but excluding certain stockholders of ours approved by the board of directors, becomes the beneficial owners of more than 25% of the outstanding shares of common stock.


      On the date of this prospectus, options for an aggregate of 1,545,713 shares of common stock were outstanding pursuant to this plan at a weighted average exercise price of $2.60 per share.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

      Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

      Our by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by Nevada law and (2) indemnify directors and officers involved or threatened to be involved in any action, suit or proceeding as a witness or as party. We believe that this right to indemnification, enforceable as a contract right, is necessary to attract and retain qualified persons as directors and officers.

      The foregoing by-law provisions may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of this prospectus

- each person who is known by us to be the owner of record or beneficial owner of more than 5% of the outstanding common stock,

-     each of our directors and executive officers, and

- the number of shares of common stock beneficially owned by each such person and such group, and the percentage of the outstanding shares owned by each such person and such group.

      Except as otherwise noted below, the address of each of the persons in the table is c/o FindWhat.com, 121 West 27th Street, Suite 903, New York, New York 10001.


                                                                 BENEFICIAL OWNERSHIP
                                                   -------------------------------------------------
                                                                   NUMBER OF OPTIONS
                                                                   GRANTED UNDER OUR
                                                                 STOCK INCENTIVE PLAN
                                                                 OR WARRANTS INCLUDED
                NAME AND ADDRESS OF BENEFICIAL      NUMBER OF      IN THE NUMBER OF      PERCENT OF
                            OWNER                    SHARES             SHARES            CLASS(1)
                ---------------------------------   ----------   --------------------    ----------
                  Courtney P. Jones..............    2,348,688           125,667            15.5%

                  Craig A. Pisaris-Henderson.....    2,120,879           130,667            14.0%

                  Robert A. Brahms...............    2,350,658           122,667            15.5%

                  Lee S. Simonson................       15,200            10,000             *

                  Ken Christensen................       20,000            20,000             *

                  David M. Medinis...............       51,740                 0             *

                  Martin Berger..................       32,470                 0             *

                  Phillip R. Thune...............      125,000           125,000             *

                  Peter Neumann..................        1,540                 0             *

                  Peter V. Miller(2).............    1,562,500                 0            10.4%

                  Go2Net, Inc.(3)................      803,936           803,936             5.1%

                  Rupinder Sidhu(4)..............    1,500,000           750,000             9.5%

                                                    ----------         ---------            -----
                  As a group (12 persons)........   10,932,611         2,087,937            63.6%


-----------------------
*Less than 1%


(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 22, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.


(2) The address of Mr. Peter Miller is care of Proskauer Rose LLP, 1545 Broadway, New York, New York 10036, attention: Jack P. Jackson, Esq.

(3) The address of Go2Net, Inc. is 999 Third Avenue, Suite 4700, Seattle, Washington 98104.

(4) The address of Rupinder Sidhu is 10229 Tavistock Road, Orlando, Florida 32827. Includes 375,000 shares which can be purchased upon the exercise of common stock purchase warrants held by Mr. Sidhu and 750,000 shares, including 375,000 shares which can be purchased upon the exercise of stock purchase warrants, owned by Merion Fund, L.P., an entity controlled by Mr. Sidhu.

      We believe that all of the persons named in the above table have sole voting and investment power over all shares they beneficially own. Each person in the table above is considered the beneficial owner of securities that he can acquire through the exercise of options, warrants or convertible securities within 60 days from the date of this registration statement. In calculating each beneficial owner's percentage ownership, we have assumed that options held by that person that are exercisable within 60 days from the date of this registration statement have been exercised.

                           RELATED PARTY TRANSACTIONS


      Our sales activities are conducted out of the Manhattan offices of WPI Advertising, a business owned and operated by Robert D. Brahms, our Chief Executive Officer, Treasurer and a director. From our inception through the date hereof, we have paid WPI for office space and support services. As our sales operations expand, we will determine whether to maintain our presence in the WPI offices or to seek alternate space in Manhattan. These expenses for the nine months ended September 30, 2000 and the year ended December 31, 1999 were approximately $122,000, and $100,000, respectively.

      Additionally, from time to time WPI makes purchases on our behalf and we reimburse WPI the amount advanced. These amounts for the nine months ended September 30, 2000 and the year ended December 31, 1999 were approximately $70,000 and $35,000, respectively.


      On November 28, 1999, we entered into a consulting agreement with David M. Medinis, who was subsequently appointed to our board of directors, in which we agreed to issue to Mr. Medinis 50,000 shares of common stock, with a fair market value of $306,250 based on the closing price on November 26, 1999, the last trading day prior to the Agreement.

      We believe that prior transactions with our officers, directors and principal stockholders were on terms that were no less favorable than we could have obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors and stockholders beneficially owning 5% or more of our outstanding voting securities or their affiliates will be on terms no less favorable to us than we could obtain in arm's-length negotiations from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK


      Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 500,000 shares of preferred stock, $.001 par value per share. As of December 31, 2000, there were 15,091,844 shares of our common stock outstanding. As of December 31, 2000, the number of record holders of our common stock was 161. No shares of our preferred stock are outstanding.


COMMON STOCK

      Holders of common stock are entitled to share equally in all dividends and distributions that the board of directors, in its discretion, declares from legally available funds. No holder of common stock has a preemptive right to subscribe for any securities. No shares of common stock are subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of common stock. All shares of common stock now outstanding are validly issued, fully paid and nonassessable. Each share of common stock is entitled to one vote on all matters for which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights. The holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so. In that event, holders of the remaining shares of common stock will not be able to elect any members to the board of directors.

PREFERRED STOCK

      We may issue preferred stock in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financing or other matters as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock shall be filed with the Secretary of State of the State of Nevada. The effect of this preferred stock is that our board of directors alone, and subject to Federal securities laws, applicable blue sky laws and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

CERTAIN PROVISIONS OF NEVADA LAW

      Anti-Takeover Provisions. Nevada law provides that any agreement providing for the merger or consolidation for sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a stockholder does not have the right to dissent with respect to:

      -     a sale of assets or reorganization, or

      -     any plan of merger or any plan of exchange, if

                  1. the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market System, or are held of record by not less than 2,000 stockholders, and

                  2. the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market, or are held of record by not less than 2,000 holders.

      Control Share Acquisition Provision. Under Nevada law, when a person has acquired or offers to acquire one-fifth, one-third, or a majority of the stock of a corporation, a meeting of stockholders must be held after delivery of an "offeror's" statement, at the offeror's expense, so that the stockholders of the corporation can vote on whether the owner(s) of the shares proposed to be acquired (the "control shares") can exercise voting rights. Except as otherwise provided in a corporation's articles of incorporation, the approval of the owner(s) of a majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the articles of incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the control share acquisition provisions do not apply. We have not elected out of the control share acquisition provisions of Nevada law.

      Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions, with an "interested stockholder" (defined as the beneficial owner of 10% or more of the voting power of the corporation) and certain affiliates or their associates for three years after an interested stockholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested stockholder is approved by the board of directors by the date the interested stockholder acquires the shares. After the initial three-year period, any combination must still be approved by majority of the voting power not beneficially owned by the interested stockholder or the interested stockholders, affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by stockholders as a result of the combination is at least equal to the highest of:

      (a) the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired the shares; or

      (b) for holders of preferred stock, the highest liquidation value of the preferred stock.

      Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

      (a) the interests of the corporation's employees, suppliers, creditors, and customers;

      (b)   the economy of the state and the nation;

      (c)   the interests of the economy and of society; and

      (d) the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation.

      The directors may resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to, or not in the best interests of, the corporation "upon consideration of the interest of the corporation's stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporations' stockholders by adopting or executing plans that deny rights, privileges, powers, or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

TRANSFER AGENT

      Our transfer agent and registrar is Interwest Transfer Co., Inc., 1981 East 4800 South, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

                              SELLING STOCKHOLDERS

      The 2,382,648 shares of our common stock described in this prospectus includes 1,133,089 shares which may be issued to the selling stockholders upon exercise of their warrants or non-plan options. Except for the ownership of the common stock and the warrants (and any shares upon conversion or exercise thereof) and our relationships with Go2Net, Inc. and Beasley Broadcast Group, Inc. an affiliate of Beasley Internet Ventures LLC, the selling stockholders have not had a material relationship with us within the past three years with us. See "BUSINESS." The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

      As required by our agreements with the selling stockholders, in recognition of the fact that selling stockholders may wish to be legally permitted to sell their shares of common stock or shares of common stock acquired upon exercise of the warrants, we have filed with the Commission under the Securities Act a registration statement on Form SB-2, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling stockholders from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions.

      Information regarding beneficial ownership of our common stock by the selling stockholders as of December 22, 2000 follows. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell.




NAME OF SELLING STOCKHOLDER          NUMBER OF SHARES        PERCENTAGE OF COMMON    NUMBER OF SHARES
                                    BENEFICIALLY OWNED            STOCK OWNED          BEING OFFERED
                                     BEFORE OFFERING            BEFORE OFFERING            HEREBY

Go2Net, Inc.                             803,936(1)                5.1%                   801,839
Andrew Lessman                           625,000(2)                4.1%                   625,000
Beasley Internet Ventures LLC            600,000                   4.0%                   600,000
Global Financial Resources, Inc.          68,750(3)                  *                     68,750
deJong & Associates, Inc.                 36,225(4)                  *                      7,059
MWPT Partnership                          25,000(5)                  *                     25,000
MWDD Partnership                          25,000(6)                  *                     25,000
MWCA Partnership                         100,000(7)                  *                    100,000
Morris Wolfson                            50,000(8)                  *                     50,000
Com. Ind. Multiforma                      75,000(9)                  *                     75,000
Michael Fromer                             2,500                     *                      2,500
William N. Walker                          2,500                     *                      2,500


---------------
*less than 1%

(1) Includes 803,936 shares which may be acquired by exercising stock purchase warrants.

(2) Includes 125,000 shares which may be acquired by exercising stock purchase warrants.

(3) Includes 68,750 shares which may be acquired by exercising non-plan stock options.

(4) Includes 25,000 shares which may be acquired by exercising stock purchase warrants.

(5) Includes 12,500 shares which may be acquired by exercising stock purchase warrants.

(6) Includes 12,500 shares which may be acquired by exercising stock purchase warrants.

(7) Includes 50,000 shares which may be acquired by exercising stock purchase warrants.

(8) Includes 25,000 shares which may be acquired by exercising stock purchase warrants.

(9) Includes 37,500 shares which may be acquired by exercising stock purchase warrants.


                              PLAN OF DISTRIBUTION

      Although we have not been advised of any selling stockholders' plans to do so, the selling stockholders may sell the shares from time to time in transactions in over-the-counter transactions reported on the Nasdaq SmallCap Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. A selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

      Broker-dealers who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.

      Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

      -     the name of the broker-dealers;

      -     the number of shares involved;

      -     the price at which the shares are to be sold;

      - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

      - that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

      -     other facts material to the transaction.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with the common stock for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

      The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to be paid the liabilities.

                                  LEGAL MATTERS

      The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. Partners and associates of Porter, Wright, Morris & Arthur LLP who participated in the preparation of this prospectus beneficially own 77,460 shares of our common stock.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      In August 1999, our board of directors retained Grant Thornton LLP as our independent accountants and dismissed Pritchett, Siler & Hardy, P.C., the accountants for Collectibles America, Inc., and Levine, Levine & Meyrowitz, CPAs, P.C., the accountants for BeFirst Internet Corporation.

      During the periods that Pritchett, Siler & Hardy, P.C. and Levine, Levine & Meyrowitz, CPAs, P.C. were retained, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which would have caused them to make reference to the subject matter in connection with their reports. No accountants report prepared by the former auditors on our financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion or was modified as to uncertainty, audit scope or accounting principles.

      Prior to engaging Grant Thornton LLP, neither we nor anyone acting on our behalf consulted with Grant Thornton LLP regarding the application of accounting principles to any specific transaction or the type of audit opinion that might be rendered on our financial statements.

                                     EXPERTS

      The financial statements as of December 31, 1999 and for the year ended December 31, 1999 and for the period from March 27, 1998 (date of inception) to December 31, 1998 included herein and in the Registration Statement on Form SB-2, of which this prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS
----------------------------
                                                                      PAGE
                                                                      -----

Report of Independent Certified Public Accountants                     F-2

Balance Sheet                                                          F-3

Statements of Operations                                               F-4

Statement of Stockholders' Equity (Deficit)                            F-5

Statements of Cash Flows                                               F-6

Notes to Financial Statements                                          F-7



UNAUDITED FINANCIAL STATEMENTS
------------------------------
                                                                      PAGE
                                                                      ----

Balance Sheet                                                         F-18

Statements of Operations                                              F-19

Statement of Stockholders' Equity (Deficit)                           F-20

Statements of Cash Flows                                              F-21

Notes to Financial Statements                                         F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
    FindWhat.com


We have audited the accompanying balance sheets of FindWhat.com as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and for the period from March 27, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of FindWhat.com's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FindWhat.com as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from March 27, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP


New York, New York
February 17, 2000 (except for Note P, as to which the date is March 15, 2000)

                                  FindWhat.com

                                 BALANCE SHEETS

                                  December 31,

                                     ASSETS


                                                                       1999              1998
                                                                    -----------       -----------
CURRENT ASSETS
    Cash and cash equivalents                                       $   906,931       $     6,702
    Accounts receivable                                                  97,675             8,463
    Prepaid expenses and other current assets                            17,250
                                                                    -----------       -----------

         Total current assets                                         1,021,856            15,165

EQUIPMENT, FURNITURE AND FIXTURES - NET                                 242,429             1,360

OTHER ASSETS                                                              2,595
                                                                    -----------       -----------

         Total assets                                               $ 1,266,880       $    16,525
                                                                    ===========       ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accounts payable and accrued expenses                           $   134,773       $    11,348
    Current portion of capital lease obligation                           7,025
    Deferred income                                                      31,402            19,353
    Due to affiliate                                                     59,781             7,989
                                                                    -----------       -----------

         Total current liabilities                                      232,981            38,690

CAPITAL LEASE OBLIGATION, less current portion                            6,363
                                                                    -----------       -----------

         Total liabilities                                              239,344            38,690

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock, $.001 par value; authorized,
       500,000 shares; none issued and outstanding
    Common stock, no par value, authorized issued
      and outstanding, 1,000 shares at
      December 31, 1998                                                                     1,000
    Common stock, $.001 par value; authorized,
      50,000,000 shares; issued and outstanding,
      12,591,750 shares at December 31, 1999                             12,592
    Additional paid-in capital                                        3,273,267            54,000
    Deferred service costs                                             (401,491)
    Accumulated deficit                                              (1,856,832)          (67,165)
                                                                    -----------       -----------
                                                                      1,027,536           (12,165)
    Less stock subscription receivable                                                    (10,000)
                                                                    -----------       -----------
         Total stockholders' equity                                   1,027,536           (22,165)
                                                                    -----------       -----------

         Total liabilities and stockholders' equity                 $ 1,266,880       $    16,525
                                                                    ===========       ===========


The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                            STATEMENTS OF OPERATIONS

                                                                             Period from
                                                                              March 27,
                                                                            1998 (date of
                                                             Year ended     inception) to
                                                            December 31,    December 31,
                                                                1999            1998
                                                            ------------    ------------
Revenues                                                    $    451,509    $     58,818
Cost of revenues                                                 394,402          36,837
                                                            ------------    ------------

         Gross profit                                             57,107          21,981

Operating expenses

    Sales and marketing                                          369,086
    General and administrative                                 1,472,287          44,146
    Product development                                           54,058          45,000
                                                            ------------    ------------

    Total operating expenses                                   1,895,431          89,146
                                                            ------------    ------------

    Loss from operations                                      (1,838,324)        (67,165)

    Interest income, net                                          48,657
                                                            ------------    ------------

         NET LOSS                                           $ (1,789,667)   $    (67,165)
                                                            ============    ============

Loss per share - basic and diluted                          $      (0.17)   $      (0.01)
                                                            ============    ============

Unaudited pro forma information (i):

    Increase in officer salaries                            $    180,000    $    270,000
                                                            ============    ============

    Pro forma net loss after increase in officer salaries   $ (1,969,667)   $   (337,165)
                                                            ============    ============

    Pro forma loss per share after increase
       in officer salaries                                  $      (0.18)   $      (0.04)
                                                            ============    ============

Weighted-average number of common
    shares outstanding                                        10,781,765       8,750,000
                                                            ============    ============


(i) The supplemental pro forma information is provided to show the impact of the addition of salaries with three officers of the Company effective July 1, 1999. The pro forma adjustments reflect salary increases effective July 1, 1999 as if the salaries had been effective March 27, 1998.

The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                    (Note B)

                        Year ended December 31, 1999 and
                 period from March 27, 1998 (date of inception)
                              to December 31, 1998

                                               Common stock,               Common stock,
                                               no par value               $.001 par value          Additional    Deferred
                                         ----------------------       -----------------------       paid-in      service
                                           Shares       Amount          Shares        Amount        capital        cost
                                         ---------     --------       ----------     --------      ----------    --------
Issuance of common stock                     1,000      $ 1,000                                    $    9,000
Executive compensation                                                                                 45,000
                                         ---------     --------                                    ----------
Net loss

Balance at December 31, 1998                 1,000        1,000                                        54,000

Reclassification of no par value
  common stock into $.001 common stock      (1,000)      (1,000)       2,500,000     $  2,500            (250)
Issuance of common stock in connection
  with private placement                                               1,250,000        1,250       2,432,704
Issuance of common stock, in connection
  with acquisition of BeFirst Internet
  Corporation                                                          8,750,000        8,750          (8,750)
Issuance of common stock for consulting
  and advertising services                                                91,750           92         349,188    $(293,210)
Fair value of options issued for services                                                             144,375     (108,281)
Fair value of stock options granted to
  consultants and nonemployees                                                                        266,000
Executive compensation                                                                                 36,000
Receipt of stock subscription
Net loss
                                         ---------     --------       ----------     --------     -----------    ---------

Balance at December 31, 1999                           $              12,591,750     $ 12,592     $ 3,273,267    $(401,491)
                                         =========     ========       ==========     ========     ===========    =========


                                                               Stock
                                            Accumulated     subscription
                                              deficit        receivable        Total
                                            -----------     ------------    ------------
Issuance of common stock                                     $(10,000)
Executive compensation                                                      $    45,000

Net loss                                    $    (67,165)                       (67,165)
                                            ------------     --------       -----------

Balance at December 31, 1998                    (67,165)      (10,000)          (22,165)

Reclassification of no par value
  common stock into $.001 common stock                                            1,250
Issuance of common stock in connection
  with private placement                                                      2,433,954
Issuance of common stock, in connection
  with acquisition of BeFirst Internet
  Corporation
Issuance of common stock for consulting
  and advertising services                                                       56,070
Fair value of options issued for services                                        36,094
Fair value of stock options granted to
  consultants and nonemployees                                                  266,000
Executive compensation                                                           36,000
Receipt of stock subscription                                  10,000            10,000
Net loss                                     (1,789,667)                     (1,789,667)
                                            -----------     ---------       -----------

Balance at December 31, 1999                $(1,856,832)    $               $ 1,027,536
                                            ===========     =========       ===========



The accompanying notes are an integral part of this statement.

                                  FindWhat.com

                            STATEMENTS OF CASH FLOWS

                                                                                Period from
                                                                                 March 27,
                                                                               1998 (date of
                                                                Year ended     inception) to
                                                                December 31,   December 31,
                                                                    1999           1998
                                                                ------------   -------------
Cash flows from operating activities
    Net loss                                                    $(1,789,667)   $   (67,165)
    Adjustments to reconcile net loss to net cash (used in)
      provided by operating activities
        Depreciation                                                 33,405            340
        Stock options granted to consultants and nonemployees       266,000
        Executive compensation                                       36,000         45,000
        Common shares issued for consulting and advertising
          services, net                                              56,070
        Options issued for services, net                             36,094
        Changes in operating assets and liabilities
           Accounts receivable                                      (89,212)        (8,463)
           Other current assets                                     (17,250)
           Other assets                                              (2,595)
           Accounts payable and accrued expenses                    123,425         11,348
           Deferred income                                           12,049         19,353
           Due to affiliate                                          51,792          7,989
                                                                -----------    -----------
         Net cash (used in) provided by operating activities     (1,283,889)         8,402
                                                                -----------    -----------
Cash flows from investing activities
    Purchase of equipment                                          (260,056)        (1,700)
                                                                -----------    -----------

Cash flows from financing activities
    Gross proceeds from private placement                         2,500,000
    Payment of financing costs                                      (64,796)
    Payments made on capital leases                                  (1,030)
    Receipt of stock subscription                                    10,000
                                                                -----------    -----------
         Net cash provided by financing activities                2,444,174
                                                                -----------    -----------
         INCREASE IN CASH AND CASH
             EQUIVALENTS                                            900,229          6,702

Cash and cash equivalents at beginning of period                      6,702
                                                                -----------    -----------

Cash and cash equivalents at end of period                      $   906,931    $     6,702
                                                                ===========    ===========

Supplemental noncash investing and financing activities
    Capital lease obligations for purchase of equipment         $    14,418
    Capital contributions for stock subscription                               $    10,000



The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 1998


NOTE A - NATURE OF BUSINESS

      BeFirst.com was organized under the laws of the State of Nevada and, beginning June 17, 1999, conducts its operations through its wholly-owned subsidiary, BeFirst Internet Corporation. In September 1999, the Company changed its name from BeFirst.com to FindWhat.com ("FindWhat" or the "Company").

      FindWhat.com is a developer and marketer of performance-based advertising services for the Internet. FindWhat offers two services: FindWhat.com, a pay-for-position search engine which launched in September 1999 and BeFirst.com, a web site optimization service. The Company charges an initial set-up fee to enhance a client's web page using key words and utilizes software that tracks click-through rates. The Company operates in one reportable business segment.

NOTE B - BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of FindWhat.com and its wholly-owned subsidiary, BeFirst Internet Corporation.

      On June 17, 1999, Collectibles America, Inc. ("Collectibles"), a nonoperating public company with immaterial net assets, acquired 100% of the outstanding common stock of BeFirst Internet Corporation, whose date of inception was March 27, 1998 (the "Acquisition"). The Acquisition resulted in the owners and management of BeFirst Internet Corporation having effective control of the combined entity. Concurrent with the Acquisition, Collectibles changed its name to BeFirst.com. In September 1999, BeFirst.com changed its name to FindWhat.com.

      Under generally accepted accounting principles, the Acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the Acquisition is equivalent to the issuance of stock by BeFirst Internet Corporation for the net monetary assets of Collectibles (now FindWhat), accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the Acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer," Collectibles (now FindWhat), are those of the "accounting acquirer" (BeFirst Internet Corporation).

      Accordingly, the financial statements of FindWhat.com for the period from March 27, 1998 through December 31, 1998, are the historical financial statements of BeFirst Internet Corporation for the same period. The basic structure and terms of the Acquisition and related

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE B (continued)

      events, all of which are deemed to have occurred simultaneously on June 17, 1999, together with the applicable accounting effects, were as follows:

      - FindWhat.com cancelled 8,600,000 unissued shares of common stock and effected a 2-to-1 reverse stock split of its outstanding shares of common stock, resulting in a decrease in the number of outstanding shares to 2,500,000.

      - FindWhat.com issued 1,250,000 post-split shares of common stock in a private placement for $2.00 per share in cash (see Note K).

      - FindWhat.com acquired all of the outstanding shares of common stock of BeFirst Internet Corporation in exchange for 8,750,000 post-split shares of FindWhat.com. The common stock exchanged, in addition to the existing FindWhat.com shares outstanding, collectively resulted in the recapitalization of the Company. Earnings per share ("EPS") calculations include the Company's change in capital structure for all periods presented.

      - The sole officer and director of FindWhat.com was replaced by a board of directors from BeFirst Internet Corporation.

      - The Company adopted a 1999 Stock Incentive Plan (see Note M) for employees.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      1.    Cash and Cash Equivalents

            The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      2.    Equipment, Furniture and Fixtures

            Equipment, furniture and fixtures are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Depreciation expense consists of the depreciation of computer equipment and furniture.

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE C (continued)

      3.    Revenues

            The Company derives revenues from the following sources: through set-up fees charged to new BeFirst clients, through click-through rates charged for the traffic the BeFirst service generates to its clients' Web sites and through search listing click-throughs and banner advertisements on the FindWhat.com search engine.

            Revenue is recognized when the set-up services are completed and as click-throughs are generated.

      4.    Use of Estimates

            The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      5.    Basic and Diluted Loss Per Share

            Basic and diluted loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during each period. All stock options have been excluded from the calculation of diluted loss per share as their effect would have been antidilutive (see Note M).

            The issuance of 8,750,000 shares as described in Note B has been reflected as of March 27, 1998.

      6.    Deferred Service Costs

            Deferred service costs, which is shown as a reduction to stockholders' equity, consists of the value of common stock and stock options issued for services that will be provided to the Company in future periods.

      7.    Reclassifications

            Certain amounts in the 1998 financial statements were reclassified to conform to the 1999 presentation.

                                  FindWhat.com

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1999 and 1998


NOTE C (continued)

      8.    Significant New Accounting Pronouncements

            In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged and specifies detailed criteria to be met to qualify for hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company currently does not use derivative instruments as defined by SFAS No. 133. If it continues to not use these derivative instruments by the effective date, the adoption of this statement will have no effect on the results of operations or the financial position of the Company.

            In January 2000, the Emerging Issues Task Force reached a consensus on Issue No. 99-17, "Accounting for Advertising Barter Transaction," to be effective for transactions entered into after January 20, 2000. The consensus states that advertising barter transactions should be accounted for at fair value and the fair value recognized be disclosed in the financial statements, if there is verifiable objective evidence provided by sufficient cash transactions received by the seller of the advertising or similar advertising. Accordingly, the Company will record barter transactions, if any, at their estimated fair value, prospectively, beginning January 2000.

NOTE D - EQUIPMENT, FURNITURE AND FIXTURES

      Equipment, furniture and fixtures at December 31, 1999 and 1998 consist of the following:

                                                       1999             1998
                                                     --------         --------
      Computer equipment                             $193,921
      Furniture and fixtures                           67,835         $  1,700
      Leased equipment                                 14,418
                                                     --------         --------

                                                      276,174            1,700
      Less accumulated depreciation                   (33,745)            (340)
                                                     --------         --------

                                                     $242,429         $  1,360
                                                     ========         ========

                                  FindWhat.com

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1999 and 1998


NOTE E - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses at December 31, 1999 and 1998 consist of the following:

                                                   1999           1998
                                                 --------       --------

       Accounts payable and other                $ 64,818       $  9,332
       Professional fees                           24,955            871
       Salaries and bonuses                                        1,145
       Database license                            45,000
                                                 --------       --------

                                                 $134,773       $ 11,348
                                                 ========       ========

NOTE F - RELATED PARTY TRANSACTIONS


      The Company shares space in New York and California with WPI Advertising Inc. ("WPI") and V-Lite Corporation ("V-Lite"), respectively, whose owners are also the shareholders and officers of the Company. The total amount paid to V-Lite for the year ended December 31, 1999 was approximately $7,000.

      Through June 30, 1999, the Company paid a 30% commission to WPI for sales generated by WPI. The commission covered sales costs as well as rent allocation and other administrative costs provided by WPI. These expenses for the period ended December 31, 1999 and December 31, 1998 were approximately $100,000 and $18,000, respectively, of which approximately $50,000 and $9,000, respectively, are included in general and administrative expenses and $50,000 and $9,000, respectively, are included in marketing and sales expenses. Beginning July 1, 1999, the Company hired its own sales staff and entered into a revised arrangement with WPI whereby an allocation of the above-mentioned rent and administrative expenses is apportioned to the Company. The total amount allocated to WPI for the year ended December 31, 1999 is approximately $54,000, which is included in general and administrative expenses. Total amounts due to WPI at December 31, 1999 and 1998 were approximately $60,000 and $8,000, respectively.

      Through July 31, 1999, the Company shared space in Florida with Internet Solutions International ("ISI"), whose owner is also the shareholder and officer of the Company. The total amount paid to ISI during the year ended December 31, 1999 was approximately $24,000. Beginning August 1, 1999, the Company signed a lease (with an unrelated lessor) and moved its technical operations out of ISI's offices.

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE F (continued)

      In November 1999, the Company also hired WPI to purchase airtime to several radio stations on behalf of the Company. Total amount charged to the Company for the period ended December 31, 1999 was approximately $35,000, which represents the regular rates charged by these stations during their normal course of business.

NOTE G - DEFERRED INCOME

      Deferred income at December 31, 1999 represents advance deposits made by the Company's clients against future click-throughs for search listing advertisements on the FindWhat.com search engine. Revenue will be recognized as click-throughs are made to a client's website. Total deferred revenue recorded for the year ended December 31, 1999 was approximately $35,000, of which approximately $3,000 was recognized in 1999. Deferred income at December 31, 1998 represents advance deposits made by the Company's clients for future BeFirst click-through sales.

NOTE H - COMMITMENTS AND CONTINGENCIES

      Beginning August 1, 1999, the Company leased office space under the terms of an operating lease that expires in 2002.

      Future minimum payments under noncancellable operating leases consisted of the following at December 31, 1999:

                      2000                                $28,400
                      2001                                 30,000
                      2002                                 23,400
                                                           ------

                                                          $81,800
                                                          =======

      In addition, the Company has entered into service agreements with various Internet providers, all with terms of one year or less. These agreements allow the Company to connect to the Internet with sufficient capacity so that the FindWhat.com Web site can handle current and anticipated traffic.

NOTE I - CONCENTRATION OF FINANCIAL INSTRUMENTS

      The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with European American Bank. In general, through the year, such instruments exceeded the FDIC insurance limit of $100,000.

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE J - MAJOR CUSTOMERS

      During the year ended December 31, 1999, one customer provided approximately 30% of the Company's revenues. The loss of this customer, without an appropriate replacement, may have a material effect on the Company's business. Management does not believe any such loss will occur as long as the Company continues to provide competitive service.

NOTE K - PRIVATE PLACEMENT

      In June 1999, a private placement to offer 1,250,000 shares of $.001 par value common stock at a price of $2.00 per share was completed by the Company. The proceeds from the offering were used as follows: (a) upgrades to transactions processing systems; (b) the hiring of additional sales and technical personnel; (c) development of the FindWhat.com search engine, which was launched in September 1999; and (d) purchase of additional computer hardware and software.

      As a result of the private placement, approximately $65,000 of legal costs were incurred, which are being reflected as a reduction to additional paid-in-capital.

NOTE L - COMMON STOCK AND STOCK OPTIONS ISSUED FOR SERVICES

      In November 1999, the Company issued 41,750 shares of common stock for outdoor advertising at a closing market price of $3.875 per share. The term of the contract is for four months. Total noncash advertising charges for the year ended December 31, 1999 recorded by the Company were $40,445, which is included in marketing and sales expense. The remainder of $121,335 was deferred and will be expensed over the term of the contract.

      On November 28, 1999, the Company issued 50,000 shares of common stock to a consultant of the Company for services at a closing market price of $3.75 per share. The term of the contract is for one year. Total noncash consulting charges for the year ended December 31, 1999 recorded by the Company were $15,625, which is included in product development expenses. The remainder of $171,875 was deferred and will be expensed over the term of the contract.

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE L (continued)

      In November 1999, the Company issued options for the purchase of 150,000 shares of common stock to an investor public relations firm at a price of $3.75 per share. The contract was subsequently terminated in March 2000 and 68,750 option shares vested. The term was amended to five and a half months. Total noncash charges for the year ended December 31, 1999 recorded by the Company were $36,094, which is included in general and administrative expenses. The remainder of $108,281 was deferred and will be expensed over the term of the contract.

NOTE M - STOCK INCENTIVE PLAN

      In June 1999, the Board of Directors of the Company adopted the 1999 Stock Incentive Plan ("the Plan"). The total number of shares reserved and available for distribution to the Company's key employees, officers, directors, consultants and other agents and advisors under this Plan as of December 31, 1999 were 1,000,000 shares. Awards under the Plan consist of stock options (both qualified and non-qualified options), restricted stock awards, deferred stock awards and stock appreciation rights.

      During the year ended December 31, 1999, the Company granted 495,501 options under the terms of the Plan to its employees and 233,712 options to nonemployees. Total expense recognized for stock options given to nonemployees amounted to approximately $266,000, which is included as a noncash charge in the statement of operations for the year ended December 31, 1999.

      The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," that relate only to pro forma disclosures required by SFAS No. 123 for employee plans. It applies APB Opinion 25, "Accounting for Stock Issued to Employees," and does not recognize compensation expense for its stock-based compensation plans for employees. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed by SFAS No. 123, then the Company's net loss and loss per share would be increased to the pro forma amounts indicated below:

         Year ended December 31, 1999                Actual         Pro forma
         -----------------------------            -----------      -----------

           Net loss                               $(1,789,667)     $(2,129,541)
                                                  ===========      ===========

           Loss per share - basic and diluted          $(0.17)          $(0.20)
                                                       ======           ======

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE M (continued)

      The fair value of these options for the year ended December 31, 1999 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

             Volatility                                  50%
             Risk-free rate                               6%
             Expected life                          5 years
             Vesting requirements                    1 year
             Forfeiture rate                              0%
             Expected dividends                           0

      The weighted-average fair value of all Plan options granted during the year ended December 31, 1999 was $1.22, and the weighted-average exercise price was $2.29. The maximum life of the option is five years.

      Stock option activity under the Plan during the year ended December 31, 1999 is summarized below:

                                                                     Weighted-
                                                                      average
                                                                     exercise
                                                 Options               price
                                                 -------             ---------

             Balance, December 31, 1998                 0             $  --
             Granted                              729,213             $2.30
             Canceled                              (6,000)            $3.33
                                                ---------

                                                  723,213
                                                =========

      The following table summarizes information concerning currently outstanding and exercisable stock options under the Plan:

                                Weighted-
                                average      Weighted-                Weighted-
    Range                      remaining      average                  average
 of exercise     Number       contractual    exercise      Number     exercise
    price      outstanding    life (years)     price     exercisable    price
 -----------   -----------    ------------   ---------   -----------  ---------

$2.00 - $2.20     661,713         4.47         $2.11       555,713       $2.14
$3.87 - $4.50      61,500         4.72         $4.20        25,000        4.50
                 --------                                  -------
                  723,213         4.49         $2.29       580,713       $2.24
                  =======                      =====       =======

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE N - DATABASE LICENSE

      In August 1999, the Company acquired a database license from Inktomi, Inc., which requires minimum aggregate payments of $600,000 over the three-year life of the contract. The Company accounts for this license as an executory contract and records expense as the service is provided. As of December 31, 1999, the minimum payments of $90,000 under the license have been expensed.

NOTE O - INCOME TAXES

      At December 31, 1999, the Company has operating loss carryforwards of approximately $1,300,000, which expire through 2019. The future availability of such carryforwards may be limited based on certain changes in stock ownership. For financial statements purposes, a valuation allowance equal to the amount of the net deferred tax asset at December 31, 1999 has been recognized, as the realization of such deferred tax asset is uncertain.

      Components of the Company's deferred tax asset at December 31, 1999 and 1998 are as follows:

                                                 1999            1998
                                               ---------       ---------
            Stock option compensation          $ 120,838
            Net operation loss carryforwards     520,550       $   9,000
            Capital expenditures                  77,145
                                               ---------       ---------

                                                 718,533           9,000
            Valuation allowance                 (718,533)         (9,000)
                                               ---------       ---------

            Net deferred tax asset             $      --       $      --
                                               =========       =========

NOTE P - SUBSEQUENT EVENTS

      On January 12, 2000, the Company entered into an advertising agreement with Beasley Internet Ventures LLC ("Beasley") whereby the Company will issue 600,000 shares of common stock to Beasley. Under the terms of the contract, Beasley will provide $3,000,000 of advertising to the Company over a two-year period. The Company will record the noncash advertising charge of $4,425,000 over the term of the contract.

      On January 28, 2000, the Board of Directors of the Company amended its 1999 Stock Incentive Plan (see Note M) to increase the total number of shares reserved and available for distribution to the Company's key employees, officers, directors, consultants and other agents to 1,900,000 shares, subject to shareholder approval in June 2000.

                                  FindWhat.com

                           December 31, 1999 and 1998


NOTE P - SUBSEQUENT EVENTS (continued)

      On February 11, 2000, the Company completed a private placement of 500,000 shares of common stock for $2 million and a warrant to purchase an additional 125,000 shares of common stock at a price of $5.50 per share. These warrants expire on February 11, 2005 and have a fair value of $628,750.

      On March 15, 2000, the Company entered into an agreement with Go2Net, Inc. ("Go2Net") whereby Go2Net will provide metasearch services to the Company through its network of web sites. The term of the agreement is for one year. Pursuant to the agreement, Go2Net will receive warrants to purchase 725,000 shares of the Company's common stock at a price of $5.50 per share. These warrants have a fair value of $10,200,000 and will be expensed over a one-year period.

                                  FindWhat.com

                            CONDENSED BALANCE SHEETS


                                                                               SEPTEMBER 30,     DECEMBER 31,
                                ASSETS                                             2000              1999
                                                                               -------------     ------------
                                                                               (UNAUDITED)
CURRENT ASSETS
    Cash and cash equivalents                                                  $  2,198,183    $    906,931
    Accounts receivable, net of allowance for doubtful accounts of $11,050 and $0 at September 30, 2000 and December 31,
       1999, respectively                                                           137,901          97,675
    Prepaid expenses and other current assets                                        17,019          17,250
                                                                               ------------    ------------
         Total current assets                                                     2,353,103       1,021,856
EQUIPMENT, FURNITURE AND FIXTURES - NET                                             777,422         242,429
OTHER ASSETS                                                                         42,240           2,595
                                                                               ------------    ------------
         Total assets                                                          $  3,172,765    $  1,266,880
                                                                               ============    ============


              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                      $    911,069    $    134,773
    Current portion of capital lease obligation                                      35,608           7,025
    Deferred income                                                                 146,525          31,402
    Due to affiliate                                                                  1,716          59,781
                                                                               ------------    ------------
         Total current liabilities                                                1,094,918         232,981
Capital lease obligation, less current portion                                       21,022           6,363
                                                                               ------------    ------------
         Total liabilities                                                        1,115,940         239,344
STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized, 500,000 shares;
       None issued and outstanding
    Common stock, $.001 par value; authorized, 50,000,000 shares; Issued and outstanding, 15,039,453 shares at September 30, 2000 and 12,591,750
      shares at December 31, 1999                                                    15,040          12,592
    Additional paid-in capital                                                   23,054,219       3,273,267
    Deferred service costs                                                       (7,719,500)       (401,491)
    Accumulated deficit                                                         (13,292,934)     (1,856,832)
                                                                               ------------    ------------
         Total stockholders' equity                                               2,056,825       1,027,536
                                                                               ------------    ------------
         Total liabilities and stockholders' equity                            $  3,172,765    $  1,266,880
                                                                               ============    ============


The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                       CONDENSED STATEMENTS OF OPERATIONS


                                                          For the nine months ended            For the three months ended
                                                                SEPTEMBER 30,                        SEPTEMBER 30,
                                                      --------------------------------      -----------------------------
                                                          2000               1999               2000              1999
                                                      ------------       -------------      ------------        ---------
                                                       (UNAUDITED)        (unaudited)        (UNAUDITED)        (unaudited)
Revenues                                            $   1,307,225        $  330,429        $   716,697         $ 112,925
Cost of revenues                                         724,751            304,419            313,287           247,975
                                                     -----------        -----------         ----------        ----------

       Gross profit (loss)                               582,474             26,010            403,410          (135,050)

Operating expenses
  Sales and marketing                                  8,945,084            161,162          3,953,677            89,399
  General and administrative                           2,754,638            721,001            727,070           414,537
  Product development                                    355,133            100,808            102,925            39,500
                                                     -----------         ----------         ----------         ---------

       Total operating expenses                       12,054,855            982,971          4,783,672           543,436
                                                     -----------           --------         ----------          --------

       Loss from operations                          (11,472,381)          (956,961)        (4,380,262)         (678,486)

Interest income, net                                      36,279             31,918              4,588            27,977
                                                    ------------        -----------       ------------         ---------

       NET LOSS                                     $(11,436,102)         $(925,043)       $(4,375,674)        $(650,509)
                                                     ===========           ========         ==========          ========

Loss per share - basic and diluted                        $(0.83)            $(0.09)            $(0.31)           $(0.05)
                                                           =====              =====              =====             =====

Unaudited pro forma information (i):
  Increase in officer salaries                                            $ 180,000                           $   90,000
                                                                           ========                            =========

  Pro forma net loss after increase in officer                          $(1,105,043)                           $(740,509)
  salaries                                                               ==========                             ========

  Pro forma loss per share after increase
     in officer salaries                                                     $(0.11)                              $(0.06)
                                                                              =====                                =====

Weighted-average number of common
  shares outstanding                                  13,731,626         10,192,308         14,138,387        12,500,000
                                                      ==========         ==========         ==========        ==========



(i) The supplemental pro forma information is provided to show the impact of the addition of salaries with three officers of the Company effective July 1, 1999. The pro forma adjustments reflect salary increases effective July 1, 1999 as if the salaries had been effective March 27, 1998 (date of inception).



The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                   CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY


                                                     COMMON STOCK,
                                                   $.001 PAR VALUE       ADDITIONAL    DEFERRED
                                               -----------------------    PAID-IN      SERVICE      ACCUMULATED
                                                  SHARES        AMOUNT    CAPITAL      COST           DEFICIT          TOTAL
                                                ----------      ------   ----------    ---------    -----------      ----------
Balance at December 31, 1999                   12,591,750      $12,592    $3,273,267   $ (401,491)   $(1,856,832)    $ 1,027,536



Issuance of common stock in connection
   with private placement                         500,000          500     1,993,832                                   1,994,332
Issuance of common stock in connection
   with private placement                       1,302,500        1,303     2,603,697                                   2,605,000
Issuance of common stock for advertising
   services                                       600,000          600     4,424,400   (2,564,516)                     1,860,484
Issuance of warrants for metasearch
   services                                                               10,200,000   (5,100,000)                     5,100,000
Issuance of common stock for consulting
   and other advertising services                  45,203           45       194,643      (31,250)                       163,438
Fair value of stock options granted to
  consultants and nonemployees                                               288,580                                     288,580
Fair value of options issued for services                                     75,800      (23,734)                        52,066
Deferred service cost                                                                     401,491                        401,491
Net loss                                                                                              (11,436,102)   (11,436,102)
                                               ----------      -------   -----------   ----------   -------------     -----------


Balance at September 30, 2000 (unaudited)      15,039,453      $15,040   $23,054,219   $(7,719,500)  $(13,292,934)   $ 2,056,825
                                               ==========       ======    ==========    ==========    ===========     ==========


The accompanying notes are an integral part of this statement.

                                  FindWhat.com

                       CONDENSED STATEMENTS OF CASH FLOWS

                  For the nine months ended September 30, 2000
                                   (unaudited)



Cash flows from operating activities
    Net loss                                                  $(11,436,102)
    Adjustments to reconcile net loss to net cash (used
      in) provided by operating activities
        Allowance for doubtful accounts                             11,050
        Depreciation                                               207,920
        Common stock and warrants issued for services, net       7,525,414
        Stock options granted to nonemployees                      288,580
        Options issued for services, net                            52,066
        Changes in operating assets and liabilities
           Accounts receivable                                     (51,276)
           Other current assets                                        231
           Other assets                                            (39,645)
           Accounts payable and accrued expenses                   776,296
           Deferred income                                         115,123
           Due to affiliate                                        (58,065)
                                                               -----------
         Net cash used in operating activities                  (2,608,408)
                                                               -----------
Cash flows from investing activities
    Purchase of equipment                                         (672,583)
                                                               -----------
Cash flows from financing activities
    Gross proceeds from private placement                        4,605,000
    Payment of financing costs                                      (5,669)
    Payments made on capital leases                                (27,088)
                                                               -----------

         Net cash provided by financing activities               4,572,243
                                                               -----------

         (DECREASE) INCREASE IN CASH AND
             EQUIVALENTS                                         1,291,252

Cash and cash equivalents at beginning of period                   906,931
                                                               -----------

Cash and cash equivalents at end of period                    $  2,198,183
                                                               ===========

Supplemental noncash investing and financing activities
    Capital lease obligations for purchase of equipment       $     70,330



The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                     NOTES TO CONDENSED FINANCIAL STATEMENTS




NOTE A - NATURE OF BUSINESS

     FindWhat.com ("FindWhat" or the "Company") was organized under the laws of the State of Nevada under the name Collectibles America, Inc. and, beginning June 17, 1999, conducted its operations through its wholly-owned subsidiary, BeFirst Internet Corporation. On June 17, 1999, the Company changed its name from Collectibles America, Inc. to BeFirst.com. In September 1999, the Company changed its name from BeFirst.com to FindWhat.com.

     FindWhat.com is a developer and marketer of performance-based advertising services for the Internet. FindWhat offers two services: FindWhat.com, a pay-for-position search engine which launched in September 1999, and BeFirst.com, a search engine optimization service. The Company operates in one reportable business segment.


NOTE B - BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly FindWhat.com's financial position as of September 30, 2000 and the results of its operations and its cash flows for the nine and three months ended September 30, 2000 and 1999. Certain financial information which is normally included in financial statements prepared in accordance with generally accepted accounting principles, but which is not required for interim reporting purposes, has been condensed or omitted. The accompanying financial statements need to be read in conjunction with the audited financial statements and notes for the year ended December 31, 1999, which were included in the Company's Form 10-K, as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2000.

     Results of the interim period are not necessarily indicative of results that may be expected for the entire year. Any adjustments that have been made to the financial statements are of a normal, recurring nature.

                                  FindWhat.com

NOTE C - EQUIPMENT, FURNITURE AND FIXTURES

   Equipment, furniture and fixtures consist of the following:

                                SEPTEMBER 30,   December 31,
                                   2000            1999
                                -------------   ------------

Computer equipment              $   821,689     $   193,921
Furniture and fixtures              135,897          67,835
Leased equipment                     61,500          14,418
                                 ----------      ----------

                                  1,019,086         276,174
Less accumulated depreciation      (241,664)        (33,745)
                                 ----------      ----------

                                $   777,422     $   242,429
                                 ==========      ==========



NOTE D - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                SEPTEMBER 30,   December 31,
                                   2000            1999
                                -------------   ------------

Accounts payable and other      $   224,020     $    64,818
Professional fee                    343,497          24,955
Database license                     16,667          45,000
Internet costs                      326,885
                                 ----------      ----------

                                $   911,069     $   134,773
                                 ==========      ==========

                                  FindWhat.com

NOTE E - DEFERRED INCOME

     Deferred income represents advance deposits made by the Company's clients against future click-throughs for search listing advertisements on the FindWhat.com search engine. Revenue will be recognized as click-throughs are made to a client's website. Total deferred revenue recorded for the nine-month period ended September 30, 2000 and for the year ended December 31, 1999 was approximately $968,000 and $35,000, respectively, of which approximately $853,000 was recognized for the nine-month period ended September 30, 2000.


NOTE F - DEFERRED SERVICE COSTS

     Deferred service costs, which are shown as a reduction to stockholders' equity, consist of the value of common stock and stock options issued for services that will be provided to the Company in future periods.


NOTE G - PRIVATE PLACEMENTS

     In February 2000, the Company completed a private placement to offer 500,000 shares of common stock for $2 million and a warrant to purchase an additional 125,000 shares of common stock at a price of $5.50 per share. These warrants expire on February 11, 2005 and have a fair value of $628,750.

     In September 2000, the Company completed a series of private placements to offer 1,302,500 shares of common stock for approximately $2.6 million and warrants to purchase an additional 1,302,500 shares of common stock at a weighted average exercise price of $2.78 per share. These warrants expire in August and September 2005, and have a fair value of $3,830,425.


NOTE H - COMMON STOCK AND STOCK OPTIONS ISSUED FOR SERVICES

     In January 2000, the Company entered into an advertising agreement with Beasley Internet Ventures LLC ("Beasley") whereby the Company issued 600,000 shares of common stock to Beasley. Under the terms of the contract, Beasley will provide $3,000,000 of advertising to the Company over a two-year period. The Company recorded the noncash advertising charge of $4,425,000 over the term of the contract.

                                  FindWhat.com

NOTE H (CONTINUED)

     In March 2000, the Company entered into an agreement with Go2Net, Inc. ("Go2Net") whereby Go2Net will provide metasearch services to the Company through its network of web sites. The term of the agreement is for one year. Pursuant to the agreement, Go2Net will receive warrants to purchase 725,000 shares of the Company's common stock at a price of $5.50 per share. These warrants have a fair value of $10,200,000 and will be expensed over a one-year period.

     In April 2000, the Company issued 7,000 shares of common stock for services at a closing market price of $9.00 per share. In June 2000, the Company issued 5,000 shares and 8,000 shares of common stock for services at a closing market price of $3.00 per share and $2.8125 per share, respectively.

     In August 2000, the Company issued 13,848 shares of common stock for services at a closing market price of $2.125 per share. In September 2000, the Company issued 5,046 shares and 2,696 shares of common stock for services at a closing market price of $3.375 per share and $3.00 per share, respectively, and issued warrants to purchase 25,000 shares of the Company's common stock at a price of $2.50 per share. These warrants have a fair value of $50,500 and will be expensed over a three-month period.


NOTE I - STOCK INCENTIVE PLAN

     In January 2000, the Board of Directors of the Company amended its 1999 Stock Incentive Plan to increase the total number of shares reserved and available for distribution to the Company's key employees, officers, directors, consultants and other agents to 1,975,000 shares, which was approved by the shareholders in July 2000.


NOTE K - SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000.

                                  FindWhat.com

NOTE K (CONTINUED)

     In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-02, "Accounting for Web Site Development Costs." The consensus states that web site software costs should be accounted for under SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, unless the entity has a plan at the time the software is being developed to market the software externally or is developing such a plan. Issue No. 00-02 is effective for web site development costs incurred in fiscal quarters beginning after June 30, 2000, including costs incurred after that date on projects already in process.


NOTE L - LIQUIDITY

     The Company has incurred substantial losses from operations and had used, rather than provided, cash in its operations during the nine months ended September 30, 2000.

     The Company's principal sources of liquidity consisted of approximately $2.2 million of cash and cash equivalents as of September 30, 2000. Although the Company has no material long-term commitments for capital expenditures, it anticipates an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. The Company will require additional financing to meet anticipated liquidity needs over the next 12 months. There can be no assurance that any anticipated or future financing arrangements will be available in amounts or on terms acceptable, if at all.

================================================================================

YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS LISTED IN THIS PROSPECTUS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

      NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE AND RESTRICTIONS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.


                                2,382,648 SHARES

                                  FINDWHAT.COM


                                  COMMON STOCK
                                   PROSPECTUS

                           --------------------------





                            ___________________, 2000

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

OUR BY-LAWS PROVIDE:

      Unless prohibited by Nevada law, we must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by us or in our right to procure a judgment in our favor, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by him in connection with any such action, suit or proceeding. The right to indemnification conferred by our by-laws shall be presumed to have been relied upon by our directors, officers, employees and agents and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

      Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide:

           (i) that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by us as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

           (ii) that the indemnitee shall be presumed to be entitled to indemnification under our by-laws or such agreement or arrangement and we will have the burden of proof to overcome that presumption;

           (iii) for procedures to be followed by us and the indemnitee in making any determination of entitlement to indemnification or for appeals therefrom; and

           (iv) for insurance or such other financial arrangements, all as may be deemed appropriate by the board of directors as the time of execution of such agreement or arrangement.

      We may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other financial arrangements may include:

            -     the creation of a trust fund;

            -     the establishment of a program of self-insurance;

            - the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

            -     the establishment of a letter of credit, guaranty or surety.

      The foregoing by-law provisions, as well as this provision, may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter's Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration............................................. $      1,848
Legal Fees and Expenses*..................................... $     20,000
Accounting Fees*............................................. $     10,000
Miscellaneous*............................................... $      2,000
                                                                    ------
Total........................................................ $     33,848
                                                                    ======
------------
* Estimated
** To be provided by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      Set forth below in chronological order is information regarding the numbers of shares of common stock sold by FindWhat.com, the number of options and warrants issued by FindWhat.com, the consideration received by FindWhat.com for such shares, options and warrants and information relating to the section of the Securities Act or rules of the Securities and Exchange Commission under which exemption from registration was claimed during the period covered by this report. None of these securities was registered under the Securities Act.

      In January 2000, we entered into an agreement to issue 600,000 shares of our common stock to Beasley Broadcast Group in consideration of $3,000,000 worth of radio and on-line advertising. The certificates representing the shares of common stock were appropriately legended. In the opinion of FindWhat.com the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In January 2000, we issued Cyber Networks, Inc., a strategic partner, a warrant to purchase 5,000 shares of our common stock at a purchase price of $5.50 per share. The warrant was appropriately legended. In the opinion of FindWhat.com, the issuance of the warrant was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In February 2000, we entered into an agreement to issue 500,000 shares of our common stock to Andrew Lessman and issued Mr. Lessman a warrant to purchase up to 125,000 shares of our common stock at a purchase price of $5.50 per share in consideration of a $2,000,000 cash investment. The certificates representing the shares of common stock and the warrant were appropriately legended. In the opinion of FindWhat.com the issuance of these shares and the warrant was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In March 2000, we issued a warrant to Go2Net, Inc. to purchase up to 725,000 shares of our common stock at a purchase price of $5.50 per share in connection with a strategic alliance. The warrant was appropriately legended. In the opinion of FindWhat.com the issuance of the warrant was exempt pursuant to
Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In March 2000, we entered into an agreement to issue 3,613 shares of our common stock to Van Wagner Communications LLC in consideration of $43,250 of advertising space. The certificates representing the shares of common stock were appropriately legended. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In April 2000, we entered into an agreement to issue 7,000 shares of our common stock to Mamma.com in consideration of an outstanding account payable of $63,000. The certificates representing the shares of common stock were appropriately legended. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In June 2000, we entered into an agreement to issue 8,000 shares of our common stock to Van Wagner Communications LLC in consideration of $40,000 of advertising space. The certificates representing the shares of common stock were appropriately legended. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.

      In June 2000, we entered into an agreement to issue 5,000 shares of our common stock to Millenium Capital Resources LLC in consideration of an outstanding account payable of $15,000. The certificates representing the shares of common stock were appropriately legended. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.


      In August 2000, we entered into agreements to issue an aggregate of 13,848 shares and a warrant to purchase up to 100,000 shares of our common stock at an exercise price of $2.50 per share to consultants. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder.


      In September 2000, we entered into agreements to issue an aggregate of 7,742 shares of our common stock to consultants. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules promulgated thereunder. We also concluded private placements to twenty-three accredited investors of 1,302,500 shares of our common stock at $2.00 per share, accompanied by warrants to purchase an additional 1,302,500 shares at an average exercise price of $2.78 per share. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to
Section 4(2) of the Securities Act and the rule 506 promulgated thereunder.


      In October 2000, we entered into agreements to issue an aggregate of 9,083 shares of our common stock to consultants on a charitable foundation. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to
Section 4(2) of the Securities Act and the rules and promulgated thereunder.

      In November 2000, we entered into agreements to issue an aggregate of 8,000 shares of our common stock to consultants. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules and promulgated thereunder.

      In December 2000, we entered into agreements to issue an aggregate of 12,308 shares of our common stock to consultants. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules and promulgated thereunder.

      In January 2001, we entered into agreements to issue an aggregate of 15,333 shares of our common stock to consultants. In the opinion of FindWhat.com, the issuance of these shares was exempt pursuant to Section 4(2) of the Securities Act and the rules and promulgated thereunder.


ITEM 27. EXHIBITS.

Number            Exhibit

2.1* Agreement and Plan of Reorganization dated June 17, 1999 by and among BeFirst Internet Corporation, Collectibles America, Inc. and Mick Jardine.

3.1*              Articles of Incorporation of FindWhat.com (f/k/a Collectibles
                  America, Inc.).

3.2*              By-laws of FindWhat.com.

3.3***            Audit Committee Charter.


5.1*****          Opinion of Porter, Wright, Morris & Arthur, LLP.


10.1* Portal Services Agreement dated June 18, 1999 between Inktomi Corporation and BeFirst Internet Corporation.

10.2* Lease Agreement by and between Cambridge Management Associates and BeFirst.com Inc.

10.3* Agreement dated August 18, 1999 between Michigan Internet Communication Association and BeFirst.com Inc.

10.4*             BeFirst 1999 Stock Incentive Plan

10.5*             Form of Incentive Stock Option Agreement

10.6*             Form of Non-Qualified Stock Option Agreement

10.7(R)****       Search Result Agreement, dated March 29, 2000, between the
                  Registrant and Mamma.com.

10.8(R)***        Search Services Agreement, dated March 15, 2000, between the
                  Registrant and Go2Net, Inc.

10.9*** Advertising Agreement, dated January 14, 2000, between the Registrant and Beasley Internet Ventures, LLC.

10.10*** Merchant Agreement, dated July 13, 1999, between the Registrant and LinkShare Corporation.

10.11****         Executive Employment Agreement between FindWhat.com and
                  Phillip R. Thune.

10.12****         Executive Employment Agreement between FindWhat.com and Peter
                  Neumann.


23.1*****         Consent of Grant Thornton LLP

23.2*****         Consent of Porter, Wright, Morris & Arthur LLP (contained in exhibit 5.1).

24*****           Powers of Attorney.


* Incorporated by reference to the exhibit previously filed on September 14, 1999 with prior Form 10 of FindWhat.com (file no. 0-27331).

** Incorporated by reference to the exhibit previously filed on November 1, 1999 with Amendment No. 1 to FindWhat.com's prior Form 10 (file no 0-27331).

*** Incorporated by reference to the exhibit previously filed on March 30, 2000 with Amendment FindWhat.com's Form 10-K for the fiscal year ended December 31, 1999.

****Incorporated by reference to the exhibit previously filed on May 15, 2000 to FindWhat.com's Form 10-QSB for the fiscal quarter ended March 31, 2000.


*****Previously filed with Registrant's Registration Statement on Form SB-2, dated October 3, 2000, Registration file No. 333-47240.



(R) Please note that certain confidential commercial information has been redacted from some of the exhibits incorporated into this Form SB-2 in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Exhibits to this Form SB-2 which have had confidential information redacted are indicated as follows on the exhibit list above: (R). Within the exhibits to this Form SB-2, redacted material is indicated by the following sign where such redacted text would have appeared in the relevant exhibit:
 (**REDACTED**)

ITEM 28. UNDERTAKINGS.

         The undersigned hereby undertakes:

            A. Undertakings Regarding Amendments to this Prospectus and the Registration Statement

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the

                  Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. Undertaking in Respect of Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing a Pre-effective Amendment No. 1 to Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on January 17, 2001.


                                  FINDWHAT.COM


                                  By:  /s/ Robert D. Brahms
                                     ------------------------------------------
                                      Robert D. Brahms, Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


               SIGNATURE                                 TITLE                                  DATE
         *                               Director and Chairman                           January 17, 2001
--------------------------
Courtney P. Jones

/s/ Robert D. Brahms                     Director and Chief Executive Officer            January 17, 2001
--------------------------               (Principal Executive Officer)
Robert D. Brahms

         *                               Director, President and Chief                   January 17, 2001
--------------------------               Technology Officer
Craig A. Pisaris -Henderson

         *                               Director                                        January 17, 2001
--------------------------
David Medinis

         *                               Director                                        January 17, 2001
--------------------------
Lee Simonson

         *                               Director                                        January 17, 2001
--------------------------
Martin Berger

         *                               Director                                        January 17, 2001
--------------------------
Ken Christensen

/s/ Phillip R. Thune                     Chief Operating Officer and                     January 17, 2001
--------------------------               Chief Financial Officer (Principal
Phillip R. Thune                         Accounting and Financial Officer)

By: /s/ Robert D. Brahms                                                                 January 17, 2001
--------------------------
Robert D. Brahms
(Attorney-in-fact)

* By Attorney